Exhibit (a)(1)(A)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

(Including the Associated Preferred Stock Purchase Rights)

of

InterTrust Technologies Corporation

at

$4.25 Net Per Share

by

Fidelio Sub, Inc.

a wholly owned subsidiary of

Fidelio Acquisition Company, LLC

whose members are

Koninklijke Philips Electronics N.V.,

Sony Corporation of America

and

Stephens Acquisition LLC

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, DECEMBER 20, 2002, UNLESS THE OFFER IS EXTENDED.

THE OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF NOVEMBER 13, 2002 (THE “MERGER AGREEMENT”), BY AND AMONG FIDELIO ACQUISITION COMPANY, LLC, A DELAWARE LIMITED LIABILITY COMPANY (“PARENT”), FIDELIO SUB, INC., A DELAWARE CORPORATION (“PURCHASER”) AND A WHOLLY OWNED SUBSIDIARY OF PARENT, AND INTERTRUST TECHNOLOGIES CORPORATION, A DELAWARE CORPORATION (“INTERTRUST”). THE BOARD OF DIRECTORS OF INTERTRUST, BY UNANIMOUS VOTE, (1) HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING, THE OFFER AND THE MERGER (EACH AS DEFINED HEREIN), ARE FAIR TO, AND IN THE BEST INTERESTS OF, INTERTRUST AND THE STOCKHOLDERS OF INTERTRUST (THE “STOCKHOLDERS”), (2) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE STOCKHOLDER AGREEMENTS (AS DEFINED HEREIN), THE OFFER AND THE MERGER AND (3) RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES (AS DEFINED HEREIN) TO PURCHASER PURSUANT TO THE OFFER.

THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (1) THERE BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES WHICH, WHEN ADDED TO ANY SHARES THEN OWNED BY PARENT AND PURCHASER, REPRESENTS AT LEAST A MAJORITY OF THE TOTAL VOTING POWER OF THE OUTSTANDING SECURITIES OF INTERTRUST ENTITLED TO VOTE IN THE ELECTION OF DIRECTORS OR IN A MERGER, DETERMINED ON A FULLY DILUTED BASIS AND (2) THE EXPIRATION OR TERMINATION OF ANY WAITING PERIOD (OR EXTENSION THEREOF) UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND ANY OTHER REQUISITE WAITING PERIODS (OR EXTENSION THEREOF) UNDER APPLICABLE EUROPEAN UNION ANTITRUST LAWS AND REGULATIONS (INCLUDING, WITHOUT LIMITATION, COUNCIL REGULATION (EEC) NO. 4069/89) AND APPLICABLE ANTITRUST LAWS AND REGULATIONS OF THE MEMBER STATES OF THE EUROPEAN UNION. THE OFFER IS ALSO SUBJECT TO THE OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE THE INTRODUCTION AND SECTIONS 1, 15 AND 16 OF THIS OFFER TO PURCHASE.

IMPORTANT

Any Stockholder desiring to tender all or any portion of his or her Shares should either (i) complete and sign the Letter of Transmittal (or a manually signed facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail or deliver it, together with the certificate(s) representing tendered Shares and any other required documents, to the Depositary (as defined herein) or tender such Shares pursuant to the procedures for book-entry transfer described in Section 2 –“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase or (ii) request his or her broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him or her. A Stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he or she desires to tender such Shares.

A Stockholder who desires to tender his or her Shares and whose certificates representing such Shares are not immediately available or who cannot comply with the other procedures on a timely basis may tender such Shares by following the procedures for guaranteed delivery described in Section 2 –“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

Questions and requests for assistance may be directed to Georgeson Shareholder Communications Inc. (the “Information Agent”) at the address and telephone number indicated on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks and trust companies.

November 22, 2002

SUMMARY TERM SHEET

Fidelio Sub, Inc., a wholly owned subsidiary of Fidelio Acquisition Company, LLC, is offering to purchase all of the outstanding shares of the common stock, par value $0.001 per share, of InterTrust Technologies Corporation for $4.25 per share, net to the seller in cash, without interest and less any required withholding taxes. The following are some of the questions you, as an InterTrust stockholder, may have, and answers to those questions. We urge you to read this Offer to Purchase and the related Letter of Transmittal carefully in their entirety, because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

Who is offering to purchase my shares?

Our name is Fidelio Sub, Inc., and we are a Delaware corporation formed solely to make a tender offer for all of the outstanding shares of common stock of InterTrust Technologies Corporation. We are a wholly owned subsidiary of Fidelio Acquisition Company, LLC, a Delaware limited liability company, whose members are Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands, Sony Corporation of America, a New York corporation, and Stephens Acquisition LLC, an Arkansas limited liability company. Fidelio Sub, Inc. and Fidelio Acquisition Company, LLC are both newly formed and have not conducted any business other than in connection with the merger agreement described below and this offer. See “Introduction” and Section 9 – “Certain Information Concerning Purchaser, Parent and Other Persons” of this Offer to Purchase.

Why are you making this offer?

We are making this offer as a first step in our plan to acquire all of the outstanding shares of InterTrust common stock on the terms and subject to the conditions set forth in the merger agreement. See “Introduction” and Section 11 – “Purpose of the Offer and the Merger; Plans for InterTrust” of this Offer to Purchase.

What are the classes and amounts of securities sought in the offer?

We are seeking to purchase all of the outstanding shares of common stock, par value $0.001 per share, of InterTrust and the rights to purchase preferred stock associated with those shares. See “Introduction” and Section 1 – “Terms of the Offer; Expiration Date” of this Offer to Purchase.

How much are you offering to pay for the shares? What is the form of payment? Will I have to pay any brokerage or similar fees or commissions?

We are offering to pay $4.25 per share, net to you, in cash, without interest and less any required withholding taxes. If you are the record owner of your shares and you tender the shares to us in the offer, you will not have to pay any broker fees or similar expenses. If you own your shares through a broker or other nominee and your broker or nominee tenders shares on your behalf, your broker or other nominee may charge you a fee for doing so. You should consult your broker or other nominee to determine whether any charges will apply. See “Introduction” and Section 1 – “Terms of the Offer; Expiration Date” of this Offer to Purchase.

Do you have the financial resources to make the payment?

Fidelio Acquisition Company, LLC, our parent, will provide us with sufficient funds to purchase all shares validly tendered and not properly withdrawn in the offer, which funds will be provided to Fidelio Acquisition Company, LLC by its members, as described in this Offer to Purchase. Our offer is not conditioned on any financing arrangements. See Section 13 – “Source and Amount of Funds” of this Offer to Purchase.

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Is your financial condition relevant to my decision to tender shares?

We do not believe that our financial condition is relevant to your decision whether to tender shares and accept the offer, because:

•	The offer is being made for all of the outstanding shares of InterTrust solely for cash;

•	The offer is not subject to any financing condition; and

•	If we consummate the offer, in the merger, we will acquire all shares of InterTrust not tendered in the offer for the same purchase price paid in the offer.

See Section 13 – “Source and Amount of Funds” of this Offer to Purchase.

How long do I have to decide whether to tender my shares in the offer?

You have until 12:00 midnight, New York City time, on Friday, December 20, 2002, to tender your shares in the offer, unless the offer is extended. If you cannot deliver all documents and instruments required to make a valid tender by that time, you may be able to use a guaranteed delivery procedure to accept the offer, which is described in this Offer to Purchase. See Section 2 –“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

Can the offer be extended and, if so, under what circumstances?

Yes.    We will extend the offer at any time, and from time to time, beyond the initial scheduled expiration date or any subsequent extended expiration of the offer if, at the scheduled or extended expiration of the offer, any of the conditions to the offer, which are described in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase, are not satisfied or waived. We will not, however, be required to extend the offer beyond February 28, 2003, unless the required approvals under the antitrust or anticompetition laws or regulations of the European Union or any member state of the European Union have not been received by such date, in which case, we will not be required to extend the offer beyond June 30, 2003. We also may extend the offer for any period required by the United States Securities and Exchange Commission or by applicable law. In addition, we may provide for one or more subsequent offering periods of up to 20 business days in the aggregate. See Section 1 – “Terms of the Offer; Expiration Date” of this Offer to Purchase.

How will I be notified if the offer is extended?

If the offer is extended, we will inform Mellon Investor Services LLC, the depositary for the offer, of that fact and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1 – “Terms of the Offer; Expiration Date” of this Offer to Purchase.

What are the most important conditions to the offer?

We are not obligated to purchase any shares that are validly tendered in the offer unless, among other things:

•
Stockholders validly tender and do not properly withdraw before expiration of the offer that number of shares which, when added to any shares then owned by us and Fidelio Acquisition Company, LLC, represents at least a majority of the total voting power of the outstanding securities of InterTrust entitled to vote in the election of directors or in a merger, determined on a fully diluted basis. We refer to this condition as the “Minimum Condition.”

•
The expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other requisite waiting periods (or extension thereof) under applicable European Union antitrust laws and regulations (including, without limitation, Council Regulation (EEC) No. 4069/89), and applicable antitrust laws and regulations of the member states of the European Union.

•	There has been no event that has had a material adverse effect on InterTrust.

The offer is subject to a number of additional conditions, which are described in this Offer to Purchase. We can waive some of the conditions to the offer without the consent of InterTrust. We cannot, however, waive the Minimum Condition. See Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase.

How do I accept the offer and tender my shares?

To tender your shares in the offer, you must complete the enclosed Letter of Transmittal (or a manually signed facsimile of the Letter of Transmittal) and deliver it, along with your share certificates, to the depositary prior to the expiration of the offer. If you are unable to deliver any required document or instrument to the depositary in time, you may, with the assistance of a broker, bank or other fiduciary who is a member of the Securities Agents Medallion Program or other eligible institution, deliver to the depositary, in lieu of the missing documents, the enclosed notice of guaranteed delivery, provided that you are able to fully comply with its terms. If your shares are held in “Street” name (that is, through a broker, dealer or other nominee), your nominee will tender the shares on your behalf at your instruction. See Section 2 –“Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

What does the board of directors of InterTrust think of this offer?

We are making the offer pursuant to our merger agreement with InterTrust, which has been unanimously approved by the board of directors of InterTrust. The board of directors of InterTrust also has unanimously determined that the terms of the merger agreement and the transactions contemplated thereby, including, the offer and the merger, which are described in this Offer to Purchase, are fair to, and in the best interests of, InterTrust and its stockholders, and also has approved the Merger Agreement and the transactions contemplated thereby, including the stockholder tender and support agreements, the offer and the merger. The board of directors of InterTrust recommends that InterTrust’s stockholders accept the offer and tender their shares to us pursuant to the offer. See “Introduction” and Section 10 – “Background of the Offer; Contacts with InterTrust” of this Offer to Purchase.

Have any stockholders already agreed to tender their shares?

Yes.    All of the members of the InterTrust board of directors, including Mr. Victor Shear, founder and Chairman of the board of directors of InterTrust, and Mr. David Lockwood, Executive Vice Chairman of the board of directors, Chief Executive Officer and President of InterTrust, who, in the aggregate, hold approximately 20% of the outstanding shares of InterTrust common stock, have agreed to tender their shares to us in the offer. See Section 12 – “The Merger Agreement, Stockholder Agreements and Other Relevant Agreements” of this Offer to Purchase.

If I accept the offer, when will I get paid?

If the conditions to the offer are satisfied and we consummate the offer and accept your shares for payment, you will receive a check for an amount equal to the product of the number of shares you have tendered in the offer multiplied by $4.25 per share, net to you, in cash, without interest and less any required withholding taxes. We expect that such checks will be mailed out promptly following our acceptance of shares in the offer. See Section 4 –“Acceptance for Payment and Payment For Shares” of this Offer to Purchase.

Until what time and how can I withdraw my previously tendered shares?

You may withdraw all or a portion of your shares tendered in the offer by delivering written or facsimile notice to the depositary at any time prior to the expiration of the offer. If we have not agreed to accept your shares for payment by January 20, 2003, you can withdraw them at any time after such date until we accept them for payment. You may not withdraw shares during any subsequent offering period. See Section 3 – “Withdrawal Rights” of this Offer to Purchase.

What will happen to InterTrust?

The merger agreement provides that, following consummation of the offer, InterTrust take action to cause representatives of Fidelio Sub, Inc. and Fidelio Acquisition Company, LLC to constitute a majority of the members of the InterTrust board of directors. In addition, if the offer is consummated, provided that certain other conditions are met, we will be merged with and into InterTrust, with InterTrust surviving as a wholly owned subsidiary of Fidelio Acquisition Company, LLC. See Section 11 – “Purpose of the Offer and the Merger; Plans for InterTrust” of this Offer to Purchase.

Will the tender offer be followed by the merger if all of the shares are not tendered in the offer?

If the offer is consummated, provided that certain conditions are met, we will cause Fidelio Sub, Inc. to merge with and into InterTrust with the approval of InterTrust’s stockholders by voting all of the shares of InterTrust common stock that we acquire in the offer (which will represent at least a majority of the total voting power of all the outstanding securities of InterTrust on a fully diluted basis) in favor of the merger. If at least 90% of the shares of InterTrust are tendered in the offer, we will cause the merger to take place without action by stockholders in accordance with Delaware law. See “Introduction” and Section 11 – “Purpose of the Offer and the Merger; Plans for InterTrust” of this Offer to Purchase.

If I do not tender but the offer is successful, what will happen to my shares?

Even if you do not tender your shares in the offer, if the offer is consummated and we merge with InterTrust, all remaining stockholders of InterTrust at the time of the merger, other than those who properly assert appraisal rights, will have their shares converted into the right to receive the same amount per share, in cash, paid in the offer without interest and less any required withholding taxes, after submission of their shares to Mellon Investor Services LLC.

Even if we do not merge with InterTrust following the offer, the number of stockholders of InterTrust may be so few that the shares of InterTrust common stock will no longer be traded on the Nasdaq National Market or any other national securities exchange. Also, InterTrust may cease making filings with the Securities and Exchange Commission or otherwise being required to comply with the Securities and Exchange Commission rules relating to publicly held companies. See Section 7 – “Effect of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act Registration; Margin Regulations” and Section 11 – “Purpose of the Offer and the Merger; Plans for InterTrust” of this Offer to Purchase.

What are the U.S. federal income tax consequences of the transaction?

The receipt of cash by you in exchange for your shares pursuant to the offer, or in a subsequent offering period (if one is included), or the conversion of shares into cash pursuant to the merger, is a taxable transaction for U.S. federal income tax purposes and may also be a taxable transaction under applicable state, local or foreign tax laws. You should consult your own tax advisor about the particular tax consequences of the offer, the subsequent offering period (if one is included) and the merger to you. See Section 5 – “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

Are appraisal rights available in the offer?

There are no appraisal rights or dissenters’ rights in the offer. If you so choose, you are, however, entitled to exercise appraisal rights in the merger so long as you do not tender your shares in the offer or vote your shares in favor of the merger and so long as you take all other steps required to perfect your appraisal rights. See Section 16 – “Certain Legal Matters; Required Regulatory Approvals” of this Offer to Purchase.

What is the market value of my shares as of a recent date?

On November 12, 2002, the last full trading day before public announcement of the merger agreement, the last reported sales price of the InterTrust common stock reported on the Nasdaq National Market was $3.37 per share. On November 21, 2002, the last full trading day before commencement of the offer, the last reported sales price of InterTrust common stock reported on the Nasdaq National Market was $4.21 per share. We encourage you to obtain a recent quotation for your shares of common stock prior to deciding whether or not to tender your shares. See Section 6 – “Price Range of the Shares; Dividends” of this Offer to Purchase.

Whom can I call with questions?

You can call Georgeson Shareholder Communications Inc., the information agent for our offer, at (866) 870-4324, with any questions. See the back cover of this Offer to Purchase.

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To the Holders of Common Stock of
InterTrust	Technologies Corporation:

INTRODUCTION

Fidelio Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned subsidiary of Fidelio Acquisition Company, LLC, a Delaware limited liability company (“Parent”), whose members are Koninklijke Philips Electronics N.V., a corporation organized under the laws of the Netherlands (“Philips”), Sony Corporation of America, a New York corporation (“SCA”), and Stephens Acquisition LLC, an Arkansas limited liability company (“Stephens”), hereby offers to purchase all of the outstanding shares of common stock, par value $0.001 per share (the “Common Stock”), of InterTrust Technologies Corporation, a Delaware corporation (“InterTrust”), including the associated preferred stock purchase rights (the “Rights” and, together with the Common Stock, the “Shares”) issued pursuant to the Rights Agreement, dated as of June 8, 2001, between InterTrust and American Stock Transfer and Trust Company, Inc. (the “Rights Agreement”), at a purchase price of $4.25 per Share (the “Share Price”), net to the seller in cash, without interest thereon and less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).

Tendering Stockholders whose Shares are registered in their own name and who tender their shares directly to the Depositary (as defined herein) will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the sale of Shares pursuant to the Offer. Stockholders who have Shares registered in the name of their broker or bank should consult with such nominee to determine if any fees may apply. Purchaser will pay all charges and expenses of Mellon Investor Services LLC, as Depositary (the “Depositary”), and Georgeson Shareholder Communications Inc., as Information Agent (the “Information Agent”), incurred in connection with the Offer. See Section 17 – “Certain Fees and Expenses” of this Offer to Purchase.

The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 13, 2002 (the “Merger Agreement”), by and among Parent, Purchaser and InterTrust. The Merger Agreement provides, among other things, for the commencement of the Offer by Purchaser. Following consummation of the Offer and subject to the satisfaction or waiver of certain conditions, Purchaser will be merged with and into InterTrust (the “Merger”), with the surviving corporation becoming a wholly owned subsidiary of Parent (the “Surviving Corporation”). In the Merger, each outstanding Share (other than Shares held by stockholders of InterTrust (“Stockholders”) who have properly exercised their appraisal rights under Delaware law, Shares held by InterTrust or any subsidiary of InterTrust and Shares held by Parent or any subsidiary of Parent) will be converted at the effective time of the Merger (the “Effective Time”) into the right to receive the Share Price, in cash, without interest thereon and less any required withholding taxes (the “Merger Consideration”).

THE BOARD OF DIRECTORS OF INTERTRUST (THE “INTERTRUST BOARD”), BY UNANIMOUS VOTE, (1) HAS DETERMINED THAT THE TERMS OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE FAIR TO, AND IN THE BEST INTERESTS OF, INTERTRUST AND THE STOCKHOLDERS, (2) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE STOCKHOLDER AGREEMENTS (AS DEFINED HEREIN), THE OFFER AND THE MERGER AND (3) RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO PURCHASER PURSUANT TO THE OFFER.

Allen & Company (“Allen & Co.”), InterTrust’s financial advisor, has delivered to the InterTrust Board its written opinion, dated November 13, 2002, to the effect that, as of that date, the Share Price to be received by the

Stockholders in the Offer and the Merger was fair, from a financial point of view, to the Stockholders (other than Parent and its affiliates). The full text of Allen & Co.’s written opinion, which describes the assumptions made, matters considered and limitations on the review undertaken, is included as an annex to InterTrust’s Solicitation/Recommendation Statement on Schedule 14D-9 (the “Schedule 14D-9”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which is being mailed to Stockholders with this Offer to Purchase. Stockholders are urged to read the Schedule 14D-9 and the opinion carefully in their entirety.

The Offer is conditioned upon, among other things, (i) there being validly tendered and not properly withdrawn prior to the Expiration Date (as defined in Section 1 – “Terms of the Offer; Expiration Date” of this Offer to Purchase) that number of Shares which, when added to any Shares then owned by Parent and Purchaser, represents at least a majority of the total voting power of the outstanding securities of InterTrust entitled to vote in the election of directors or in a merger, determined on a fully diluted basis (the “Minimum Condition”) and (ii) the expiration or termination of any waiting period (or extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any other requisite waiting periods (or extension thereof) under applicable European Union antitrust laws and regulations (including, without limitation, Council Regulation (EEC) No. 4069/89) and applicable antitrust laws and regulations thereof and of the member states of the European Union (the “Antitrust Condition”). The Offer is also subject to certain other terms and conditions. See Sections 1 – “Terms of the Offer; Expiration Date”, 15 – “Certain Conditions of the Offer” and 16 – “Certain Legal Matters; Required Regulatory Approvals” of this Offer to Purchase. For purposes of this Offer, “on a fully diluted basis” means, as of any date, the number of Shares issued and outstanding, together with Shares that may be issued by InterTrust pursuant to warrants, options, rights, or obligations outstanding at that date, whether or not vested or then exercisable.

InterTrust has informed Purchaser and has stated in the Schedule 14D-9 that, as of November 13, 2002, there were: (i) 98,272,358 Shares issued and outstanding and 242,413 Shares held in treasury; (ii) outstanding options to purchase an aggregate of 13,993,040 Shares under InterTrust’s stock option plans and option agreements; and (iii) outstanding warrants to purchase 650,000 Shares. Based on the foregoing, and assuming that no Shares were issued by InterTrust after November 13, 2002, the Minimum Condition will be satisfied if at least 56,457,700 Shares are validly tendered and not properly withdrawn prior to the expiration of the Offer. If the Minimum Condition is satisfied and Purchaser accepts for payment the Shares tendered pursuant to the Offer, Purchaser will be able to elect a majority of the members of the InterTrust Board and to effect the merger without the affirmative vote of any other Stockholder. See Section 11 – “Purpose of the Offer and the Merger; Plans for InterTrust” of this Offer to Purchase.

As a condition and inducement to Parents and Purchasers entering into the Merger Agreement, all of the members of the InterTrust Board, including Mr. Victor Shear, founder and Chairman of the Board of Directors of InterTrust, and Mr. David Lockwood, Executive Vice Chairman of the Board of Directors, Chief Executive Officer and President of InterTrust (each, a “Supporting Stockholder”), who, in the aggregate, hold approximately 20% of the outstanding shares of InterTrust Common Stock, entered into Stockholder Tender and Support Agreements, each dated as of November 13, 2002 (the “Stockholder Agreements”). Pursuant to the Stockholder Agreements, each Supporting Stockholder has agreed, among other things, to tender all of his Shares in the Offer, to vote his Shares in favor of the Merger and the Merger Agreement and to appoint Parent or a designee of Parent as the Supporting Stockholders’ proxy to vote such Shares in certain circumstances. See Section 12 – “The Merger Agreement, Stockholder Agreements and Other Relevant Agreements” of this Offer to Purchase.

The Schedule 14D-9 indicates that, to the best of InterTrust’s knowledge, all of InterTrust’s executive officers and the members of the InterTrust Board who own Shares presently intend, subject to compliance with applicable law including Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to tender all of their Shares pursuant to the Offer.

The consummation of the Merger is subject to the satisfaction or waiver of a number of conditions, including, if required, the approval and adoption of the Merger Agreement by the requisite vote or consent of the holders of Shares. Under the Delaware General Corporation Law (the “DGCL”) and InterTrust’s Certificate of

Incorporation, the affirmative vote of the holders of at least a majority of the outstanding Shares is required to approve and adopt the Merger Agreement. If Purchaser acquires at least 90% of the outstanding Shares pursuant to the Offer or otherwise, Purchaser would be able to consummate the Merger pursuant to the “short-form” merger provisions of Section 253 of the DGCL, without any action by any other Stockholder. In such event, Purchaser intends to effect the Merger as promptly as practicable following the final purchase of Shares in the Offer. See Section 11 – “Purpose of the Offer and the Merger; Plans for InterTrust” of this Offer to Purchase.

Certain U.S. federal income tax consequences of the sale of Shares pursuant to the Offer and the exchange of Shares for the Merger Consideration pursuant to the Merger are described in Section 5 – “Certain U.S. Federal Income Tax Consequences” of this Offer to Purchase.

THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

THE TENDER OFFER

1.    Terms of the Offer; Expiration Date.

Upon the terms and subject to the satisfaction or waiver of the conditions of the Offer prior to the Expiration Date (including, if the Offer is extended or amended as required or permitted by the Merger Agreement, the terms and conditions of any such extension or amendment), Purchaser will accept for payment and thereby purchase all Shares validly tendered, and not properly withdrawn, in accordance with the procedures described in Section 2 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, on or prior to the Expiration Date. The term “Expiration Date” means 12:00 midnight, New York City time, on December 20, 2002, unless and until Purchaser, in accordance with the Merger Agreement and the terms of this Offer, extends the period of time for which the Offer is open, in which event the term “Expiration Date” means the time and date at which the Offer, as so extended by Purchaser, will expire.

Purchaser will, as required by the Merger Agreement, extend the Offer at any time, and from time to time, beyond the Expiration Date or any subsequent extended expiration of the Offer if, at such scheduled expiration of the Offer, all of the conditions to the Offer described in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase have not been satisfied or waived. Notwithstanding the foregoing, Purchaser will not be required under the terms of the Merger Agreement to extend the Offer beyond February 28, 2003, unless the required approvals under the antitrust or anticompetition laws or regulations of the European Union or any member state of the European Union have not been received by such date, in which case, we will not be required to extend the Offer beyond June 30, 2003 (the “Outside Date”). The Offer may also be extended as required by the United States Securities and Exchange Commission (the “Commission”) or applicable law.

The Offer is conditioned upon, among other things, satisfaction of the Minimum Condition and the Antitrust condition. The Offer is also subject to certain other conditions set forth in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase. As provided in the Merger Agreement, without the consent of InterTrust, Purchaser will not (i) waive the Minimum Condition, (ii) make any changes to the form of consideration to be paid, decrease the Share Price or the number of Shares sought in the Offer, amend the conditions of the offer or impose conditions to the Offer in addition to those specified in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase or (iii) amend any other term of the offer in any manner adverse to the Stockholders.

Subject to the applicable regulations of the Commission and the terms of the Merger Agreement, Purchaser expressly reserves the right, at any time or from time to time, to (i) delay acceptance for payment of, or payment for, Shares, regardless of whether Shares were previously accepted for payment, pending receipt of any regulatory or governmental approvals specified in Section 16 – “Certain Legal Matters; Required Regulatory Approvals” of this Offer to Purchase, (ii) terminate the Offer (whether or not any Shares have previously been accepted for payment) if any of the conditions set out in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase remain unsatisfied by the Expiration Date and (iii) waive any condition or otherwise amend the Offer in any respect, in each case, by giving oral or written notice of the delay, termination, waiver or amendment to the Depositary.

If Purchaser extends the Offer, is delayed in its purchase of or payment for Shares (whether before or after its acceptance of Shares for payment) or is unable to purchase or pay for Shares for any reason, then, without prejudice to the rights of Purchaser under the Offer, the Depositary may retain tendered Shares on behalf of Purchaser and such Shares may not be withdrawn, except to the extent that tendering Stockholders are entitled to withdrawal rights as set forth in Section 3 – “Withdrawal Rights” of this Offer to Purchase. The ability of Purchaser to delay the payment for Shares that Purchaser has accepted for payment is limited, however, by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the shares deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder’s offer. If a bidder elects to offer a subsequent offering period (a “Subsequent Offering Period”) under Rule 14d-11 under the Exchange Act the bidder must pay for shares tendered in accordance with that rule.

Pursuant to Rule 14d-11 under the Exchange Act, Purchaser may, subject to certain conditions, include a Subsequent Offering Period following the expiration of the Offer on the Expiration Date. Rule 14d-11 provides that Purchaser may include a Subsequent Offering Period so long as, among other things (i) the Offer was open for at least 20 business days and has expired, (ii) the Offer is for all outstanding Shares, (iii) Purchaser accepts and promptly pays for all Shares tendered during the Offer, (iv) Purchaser announces the results of the Offer, including the approximate number and percentage of Shares tendered, no later than 9:00 a.m. New York City time on the next business day after the Expiration Date and immediately begins the Subsequent Offering Period, (v) Purchaser immediately accepts and promptly pays for Shares as they are tendered during the Subsequent Offering Period and (vi) Purchaser pays the same form and amount of consideration for all Shares tendered during the Subsequent Offering Period. InterTrust has agreed in the Merger Agreement (to the extent permitted under Rule 14d-11 of the Exchange Act) that if at the Acceptance Date all of the conditions to the Offer have been satisfied or waived, Purchaser may provide a Subsequent Offering Period. A Subsequent Offering Period, if one is included, is not an extension of the Offer. A Subsequent Offering Period would be an additional period of time, following the expiration of the Offer, in which Stockholders may tender Shares not tendered during the Offer. Pursuant to Rule 14d-7 under the Exchange Act, no withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. The same consideration, the Share Price, will be paid to Stockholders tendering Shares in the Offer or in a Subsequent Offering Period, if included.

Any extension, delay, termination or amendment of the Offer or commencement or extension of a Subsequent Offering Period will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension of the Offer, or commencement or extension of a Subsequent Offering Period, will be made no later than 9:00 a.m. New York City time on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, subject to applicable law (including Rules 14d-4(c) and 14d-6(d) under the Exchange Act, which require that material changes be promptly disseminated to Stockholders), Purchaser has no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the PR Newswire.

If Purchaser makes a material change in the terms of the Offer or waives a material condition to the Offer, Purchaser will extend the Offer and disseminate additional Offer materials to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of an offer, other than a change in price or a change in percentage of securities sought or the provision for a soliciting dealer’s fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the Commission’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders, and, if material changes are made with respect to information that approaches the significance of price and the percentage of securities sought, a minimum of ten business days may be required to allow for adequate dissemination of information and investor response. The requirements to extend an offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such change. For the purposes of the Offer, a “business day” means any day other than a Saturday or Sunday or a federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

In accordance with the Merger Agreement, InterTrust has furnished Purchaser with a list of its Stockholders, mailing labels and any available listing or computer file containing the names and addresses of all of the record holders of the Shares and lists of securities positions of Shares held in stock depositaries, in each case true and correct as of the most recent practicable date for the purpose of disseminating the Offer to holders of shares. InterTrust has also agreed to provide Purchaser such additional information (including updated lists of Stockholders, mailing labels and securities positions) and such other assistance as Purchaser may reasonably request in connection with the Offer.

This Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

2.    Procedures for Accepting the Offer and Tendering Shares.

Valid Tender of Shares.    Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, either (i) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message (as defined herein) in connection with a book-entry delivery of Shares, and any documents required by the Letter of Transmittal and any other required documents, must be received by the Depositary at one of its addresses specified on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (a) share certificates for such Shares (“Share Certificates”) representing tendered Shares must be received by the Depositary or (b) confirmation of the book-entry transfer of such Shares pursuant to the procedures set forth for book-entry transfer (“Book-Entry Confirmation”) must be received by the Depositary, in each case, on or prior to the Expiration Date or (ii) the guaranteed delivery procedures described below must be complied with by the tendering Stockholder.

The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility (as defined herein) to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares which are the subject of the Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that Purchaser may enforce such agreement against such participant.

Book-Entry Transfer.    The Depositary will make a request to establish accounts with respect to the Shares at The Depository Trust Company (the “Book-Entry Transfer Facility”) for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary’s account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility’s procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the tendering Stockholder must comply with the guaranteed delivery procedure described below.

Signature Guarantees.    Except as otherwise provided below, signatures on all Letters of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity and a member in good standing of any of the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program or any other “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Exchange Act (each an “Eligible Institution”)), unless the Shares tendered thereby are tendered (i) by a registered holder of Shares who has not completed either the box labeled “Special Payment Instructions” or the box labeled “Special Delivery Instructions” on the Letter of Transmittal or (ii) for the account of an Eligible Institution. See Instruction 1 of the Letter of Transmittal.

If the Share Certificates are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made to, or Share Certificates for unpurchased Shares are to be issued to, a person other than the registered holder, then the tendered Share Certificates must be properly endorsed or otherwise be in proper form for transfer, the signatures on the Share Certificates must be accompanied by appropriate stock powers, signed exactly as the name or names of the registered holder or holders appear on the Share Certificates, with the signatures on the Share Certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. The person surrendering the Shares must pay to the Depositary any transfer or other taxes required by reason of payment of the Share Price to a person other than the registered holder of the Share Certificates surrendered or must establish to the satisfaction of the Depositary that such taxes have been paid or are not applicable. See Instructions 1 and 6 of the Letter of Transmittal.

If the Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) must accompany each such delivery.

Guaranteed Delivery.    If a Stockholder desires to tender Shares pursuant to the Offer and such Stockholder’s Share Certificates are not immediately available or such Stockholder cannot deliver the Share Certificates and all other required documents to the Depositary on or prior to the Expiration Date, or such Stockholder cannot complete the procedures for book-entry transfer on a timely basis, such Shares may still be tendered if all of the following guaranteed delivery procedures are satisfied:

(i) such tender is made by or through an Eligible Institution;

(ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by Purchaser with this Offer to Purchase, is received by the Depositary, as provided below, on or prior to the Expiration Date; and

(iii) the Share Certificates (or a Book-Entry Confirmation) representing all tendered Shares, in proper form for transfer together with a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal are received by the Depositary, within three Nasdaq National Market (the “Nasdaq”) trading days after the date of execution of such Notice of Guaranteed Delivery. A “Nasdaq trading day” is any day on which the National Association of Securities Dealers Automated Quotation System is open for business.

The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such notice of Guaranteed Delivery made available by Purchaser.

Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of Share Certificates for, or of Book-Entry Confirmation with respect to, such Shares, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof), together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message), and any other documents required by the Letter of Transmittal. Accordingly, payment may not be made to all tendering Stockholders at the same time, and will depend upon when Share Certificates are received by the Depositary or Book-Entry Confirmations of such Shares are received into the Depositary’s account at the Book-Entry Transfer Facility.

THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS AND INSTRUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND SOLE RISK OF THE TENDERING STOCKHOLDER. THE SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE

TIMELY DELIVERY. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH THE BOOK-ENTRY TRANSFER FACILITY’S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

Backup Withholding.    Under U.S. federal income tax law, the Depositary may be required to withhold 30% of any payments made to certain Stockholders pursuant to the Offer or the Merger, or in a Subsequent Offering Period (if one is included). To prevent backup federal income tax withholding on payments made to certain Stockholders with respect to the purchase price of Shares purchased pursuant to the Offer, or in a Subsequent Offering Period (if one is included), or converted into cash pursuant to the Merger, each such Stockholder must provide the Depositary with his correct taxpayer identification number and certify, under penalty of perjury, that such taxpayer identification number is correct and that he is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal. A Stockholder that does not provide a correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. Certain Stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. Exempt Stockholders that are not foreign persons should indicate their exempt status on Substitute Form W-9. Foreign Stockholders should complete and sign an Internal Revenue Service Form W-8BEN (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. Any amounts withheld generally will be allowed as a credit against the Stockholder’s U.S. federal income tax liability for the year. See Instruction 9 of the Letter of Transmittal.

Appointment as Proxy.    By executing the Letter of Transmittal, a tendering Stockholder irrevocably appoints designees of Purchaser, and each of them, as such Stockholder’s attorneys-in-fact and proxies, with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such Stockholder’s rights with respect to the Shares tendered by such Stockholder and accepted for payment by Purchaser and with respect to any and all other Shares and other securities or rights issued or issuable in respect of such Shares on or after the date of this Offer to Purchase. All such powers of attorney and proxies will be considered irrevocable and coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, Purchaser accepts such Shares for payment. Upon payment by Purchaser for the Shares, all powers of attorney and proxies given by such Stockholder with respect to such Shares and such other securities or rights prior to such payment will be revoked, without further action, and no subsequent powers of attorney and proxies may be given by such Stockholder (and, if given, will not be deemed effective). The designees of Purchaser will, with respect to the Shares for which such appointment is effective, be empowered to exercise all voting and other rights of such Stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Stockholders, or any adjournment or postponement thereof, or otherwise in such manner as they in their sole discretion may deem proper with respect to any written consent. Purchaser reserves the absolute right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, Purchaser or its designee must be able to exercise full voting, consent and other rights with respect to such Shares and other securities, including voting at any meeting of the Stockholders.

Determination of Validity.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by Purchaser, in its sole discretion, whose determination will be final and binding on all parties. Purchaser reserves the absolute right to reject any or all tenders determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of Purchaser’s counsel, be unlawful. Purchaser also reserves the absolute right (subject to the provisions of the Merger Agreement) to waive any of the conditions of the Offer or any defect or irregularity in any tender of Shares of any particular Stockholder whether or not similar defects or irregularities are waived in the case of other Stockholders.

Purchaser’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. No tender of Shares will be deemed to have been validly made until all defects and irregularities with respect to such tender have been cured or waived. None of Purchaser,

Parent or any of their affiliates or assigns, if any, the Depositary or, the Information Agent or any other person will be under any duty to give any notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Purchaser’s acceptance for payment of Shares tendered pursuant to any of the procedures described above will constitute a binding agreement between the tendering Stockholder and Purchaser upon the terms and subject to the conditions of the Offer.

3.    Withdrawal Rights.

Except as otherwise provided in this Section 3 – “Withdrawal Rights” of this Offer to Purchase, tenders of Shares made pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided herein, may also be withdrawn at any time after January 20, 2003.

If Purchaser extends the Offer or, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or Purchaser is unable to accept for payment or pay for Shares tendered pursuant to the Offer, then, without prejudice to Purchaser’s rights set forth herein, the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares and such Shares may not be withdrawn except to the extent that the tendering Stockholder is entitled to and duly exercises withdrawal rights as described in this Section 3 – “Withdrawal Rights” of this Offer to Purchase. Any such delay will be by an extension of the Offer to the extent required by law.

For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and taxpayer identification number of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the tendering Stockholder must also submit the serial numbers shown on the particular Share Certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer described in Section 2 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in the first sentence of this paragraph. Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be retendered at any subsequent time on or prior to the Expiration Date by following any of the procedures described in Section 2 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase.

No withdrawal rights will apply to Shares tendered during a Subsequent Offering Period and no withdrawal rights apply during the Subsequent Offering Period with respect to Shares tendered in the Offer and accepted for payment. See Section 1 – “Terms of the Offer; Expiration Date” of this Offer to Purchase.

All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, whose determination will be final and binding. None of Purchaser, Parent nor any of their affiliates or assigns, if any, the Depositary, the Information Agent nor any other person will be under any duty to give any notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4.    Acceptance for Payment and Payment For Shares.

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended in accordance with the Merger Agreement, the terms and conditions of the Offer as so extended or amended), Purchaser will accept for payment (and thereby purchase), and pay for, all Shares validly tendered and not properly withdrawn (as permitted by Section 3 – “Withdrawal Rights” of this Offer to Purchase) prior to the Expiration Date, promptly after the Expiration Date, if the conditions to the Offer described in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase have each been satisfied or waived. If Purchaser includes a Subsequent Offering Period, Purchaser will immediately accept and promptly pay for Shares as they are tendered during the Subsequent Offering Period. In addition, subject to applicable rules of the Commission, Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares pending receipt of any regulatory or governmental approvals specified in Section 16 – “Certain Legal Matters; Required Regulatory Approvals” of this Offer to Purchase.

In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) Share Certificates for such Shares or confirmation of the book-entry transfer of such Shares into the Depositary’s account at the Book-Entry Transfer Facility, pursuant to the procedures described in Section 2 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase hereof, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent’s Message (as defined in Section 2 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase) in connection with a book-entry transfer and (iii) any other required documents.

For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser’s acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the Share Price therefor with the Depositary, which will act as agent for tendering Stockholders for the purpose of receiving payment from Purchaser and transmitting such payment to Stockholders who validly tender their shares.

If Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to Purchaser’s rights under the Offer (including such rights as are set forth in Section 1 – “Terms of the Offer; Expiration Date” and Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to exercise, and duly exercise, withdrawal rights as described in Section 3 – “Withdrawal Rights” of this Offer to Purchase.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE SHARE PRICE REGARDLESS OF ANY EXTENSION OF THE OFFER OR DELAY IN MAKING SUCH PAYMENT.

If any tendered Shares are not purchased pursuant to the Offer for any reason, or if Share Certificates are submitted representing more Shares than are tendered, Share Certificates representing unpurchased or untendered Shares will be returned, without expense to the tendering Stockholder (or, in the case of Shares delivered by book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility pursuant to the procedures described in Section 2 – “Procedures for Accepting the Offer and Tendering Shares” of this Offer to Purchase, such Shares will be credited to an account maintained within the Book-Entry Transfer Facility), as promptly as practicable following the expiration, termination or withdrawal of the Offer.

Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of Parent’s subsidiaries the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering Stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

If, prior to the Expiration Date, Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders of Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

5.    Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain U.S. federal income tax consequences of the Offer and the Merger relevant to a Stockholder whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations issued thereunder, judicial decisions and administrative rulings, each as in effect as of the date of this Offer, all of which are subject to change, possibly with retroactive effect. The summary is for general information only and does not purport to address all of the tax consequences that may be relevant to particular Stockholders in light of their personal circumstances. The summary applies only to Stockholders who hold their Shares as capital assets and may not apply to Stockholders subject to special rules under the Code, including, without limitation, persons who acquired their Shares pursuant to the exercise of employee stock options or other compensation arrangements, partnerships or other entities treated as partnerships or flow-through entities for U.S. federal income tax purposes, persons who hold Shares as qualified small business stock, insurance companies, tax-exempt organizations, brokers, dealers, or traders in securities, financial institutions, persons who hold the Shares as part of a straddle, hedge, conversion transaction or other integrated investment or persons that have a functional currency other than the United States dollar. The summary does not discuss the U.S. federal income tax consequences to any Stockholder who, for U.S. federal income tax purposes, is a non-resident alien individual, foreign corporation, foreign partnership or foreign trust or estate, and does not address any state, local or foreign tax consequences of the Offer or the Merger.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for U.S. federal income tax purposes. In general, a Stockholder who sells Shares pursuant to the Offer or has Shares converted into cash pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference, if any, between the amount of cash received and the Stockholder’s adjusted tax basis in the Shares sold pursuant to the Offer or converted into cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or converted into cash pursuant to the Merger. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Stockholder has held the Shares for more than one (1) year. Certain limitations apply to the use of capital losses. The U.S. federal income tax consequences to Stockholders whose Shares are tendered and accepted for payment in a Subsequent Offering Period (if included) generally will be the same as those to Stockholders whose Shares are tendered and accepted for payment pursuant to the Offer or whose shares are converted to cash in the Merger.

STOCKHOLDERS ARE URGED TO CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OFFER AND THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR OTHER TAX LAWS, AND CHANGES IN TAX LAWS.

6.    Price Range of the Shares; Dividends.

The Shares are traded on Nasdaq under the symbol “ITRU.” The following table sets forth, for each of the periods indicated, the high and low reported sales prices per Share, on a split-adjusted basis, as reported on Nasdaq:

	High	Low
Fiscal 2000
Fourth Quarter (beginning October 1, 2000)	$12.19	$3.25
Fiscal 2001
First Quarter	$7.62	$2.83
Second Quarter	$4.44	$1.04
Third Quarter	$1.41	$0.66
Fourth Quarter	$1.53	$0.98
Fiscal 2002
First Quarter	$1.83	$0.82
Second Quarter	$3.08	$1.00
Third Quarter	$3.32	$2.00
Fourth Quarter (through November 21, 2002)	$4.35	$2.49

InterTrust has not paid any dividends during any quarter (or part thereof) presented in the table above.

On November 12, 2002, the last full trading day before public announcement of the Merger Agreement, the last reported sales price of the Shares reported on Nasdaq was $3.37 per Share. On November 21, 2002, the last full trading day before commencement of the Offer, the last reported sales price of the Shares reported on Nasdaq was $4.21 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7.    Effect of the Offer on the Market for the Shares; Nasdaq Quotation; Exchange Act Registration;
Margin Regulations.

Effect of the Offer on the Market for the Shares.    The purchase of Shares by Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining Shares held by Stockholders other than Purchaser. The purchase of Shares by Purchaser pursuant to the Offer can also be expected to reduce the number of holders of Shares and could have an adverse effect on the market price for and marketability of the Shares and could cause future market prices to be less than the Share Price.

Nasdaq Quotation.    The Shares are traded on Nasdaq. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of Nasdaq for continued listing and may, therefore, be delisted from that exchange. According to Nasdaq’s published guidelines, Nasdaq would consider delisting the Shares if, among other things, the number of publicly held Shares was less than 750,000, the aggregate market value of the publicly-held Shares was less than $5,000,000 or there were not at least two registered and active market makers. Shares held directly or indirectly by an executive officer or director of InterTrust or by a beneficial owner of more than 10% of the Shares will ordinarily not be considered as being publicly held for purposes of these standards. In the event that the Shares are no longer eligible for Nasdaq quotation, quotations may still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act as described below and other factors. InterTrust has advised Purchaser that, as of November 13, 2002, there were 98,272,358 Shares outstanding, 242,413 Shares were held by InterTrust in its treasury and, as of November 21, 2002, there were 466 holders of record of such Shares.

Exchange Act Registration.    The Shares are currently registered under the Exchange Act. The purchase of the Shares pursuant to the Offer may result in the Shares becoming eligible for deregistration under the Exchange Act. Registration of the Shares may be terminated upon application by InterTrust to the Commission if the Shares are not listed on a “national securities exchange” and there are fewer than 300 record holders of Shares. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by InterTrust to its Stockholders and the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b) and the requirement of furnishing a proxy statement in connection with Stockholders’ meetings pursuant to Section 14(a) or 14(c) and the related requirement of an annual report, no longer applicable to the Shares. If the Shares are no longer registered under the Exchange Act, the requirements of Rule 13e-3 under the Exchange Act with respect to “going private” transactions would no longer be applicable to InterTrust. Furthermore, the ability of “affiliates” of InterTrust and persons holding “restricted securities” of InterTrust to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If, as a result of the purchase of Shares pursuant to the Offer or the Merger, InterTrust is no longer required to maintain registration of the Shares under the Exchange Act, Parent intends to cause InterTrust to apply for termination of such registration. See Section 11 – “Purpose of the Offer and the Merger; Plans for InterTrust” of this Offer to Purchase.

Margin Regulations.    The Shares are currently “margin securities” as such term is defined under the regulations of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such Shares for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors such as the number of record holders of the Shares and the number and market value of publicly-held Shares, following the purchase of Shares pursuant to the Offer, the Shares might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers. In addition, if registration of the Shares under the Exchange Act is terminated, the Shares will no longer constitute “margin securities” or be eligible for Nasdaq reporting.

8.    Certain Information Concerning InterTrust.

General Information.    InterTrust is a Delaware corporation with its principal executive offices located at 4750 Patrick Henry Blvd., Santa Clara, California 95054. The telephone number of InterTrust at such offices is (408) 855-0100.

According to InterTrust’s Form 10-K for the year ended December 31, 2001, InterTrust has invented and defined technologies for Digital Rights Management, including various trusted computing technologies that enable secure management of digital processes and information. InterTrust also developed the Rights/System to protect digital information, apply rules persistently after information is distributed and automate commercial consequences of the information. InterTrust also has a strategic intellectual property group which conducts research, licenses patents and monetizes and protects inventions.

Available Information.    The Shares are registered under the Exchange Act. Accordingly, InterTrust files annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any such reports, statements or other information at the Commission’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Commission’s public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on the public reference rooms. InterTrust’s filings with the Commission are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the Commission at http://www.sec.gov.

Although Parent and Purchaser have no knowledge, as of the date of this Offer to Purchase, that any such information is untrue, Parent and Purchaser take no responsibility for the accuracy or completeness of information concerning InterTrust, provided by InterTrust or contained in the documents and records referred to herein or for any failure by InterTrust to disclose events that may have occurred and may affect the significance or accuracy of any such information.

9.    Certain Information Concerning Purchaser, Parent and Other Persons.

General Information.    Parent and Purchaser.    Purchaser, a Delaware corporation and a wholly owned subsidiary of Parent, was organized to acquire all of the outstanding Shares pursuant to the Offer and has not conducted any activities other than in connection with the Offer and the Merger since its organization. Parent is a Delaware limited liability company whose members are Philips, SCA and Stephens Acquisition LLC. Parent is a newly formed entity and has not conducted any business other than in connection with the Offer and the Merger.

Koninklijke Philips Electronics N.V.    Koninklijke Philips Electronics N.V. is a corporation organized under the laws of Netherlands with its principal executive offices located at Breitner Center, Amstelplein 2, 1096 BC Amsterdam, The Netherlands, Telephone +31 (20) 5977-777. Philips is one of the world’s largest electronics companies and Europe’s largest. Philips participates in six distinct product markets, which include lighting, consumer electronics, domestic appliances and personal care, components, semiconductors, medical systems, and various activities and businesses not belonging to a product sector, which include central research and technology centers and corporate investments. Philips is a global leader in color television sets, lighting, electric shavers, medical diagnostic imaging and patient monitoring, and one-chip TV products.

Sony Corporation of America.    Sony Corporation of America, a New York corporation, has its principal executive offices located at 550 Madison Avenue, 33rd Floor, New York, New York, 10022, Telephone (212) 833-6684, and is an indirect, wholly owned subsidiary of Sony Corporation, a Japanese corporation (“Sony”). Sony is a leading manufacturer of audio, video, communications and information technology products for the consumer and professional markets. Its music, motion picture, television, computer entertainment, and online businesses make Sony one of the most comprehensive entertainment companies in the world. SCA’s principal business operations include Sony Electronics Inc., Sony Pictures Entertainment Inc. and Sony Music Entertainment Inc.

Stephens Acquisition LLC.    Stephens Acquisition LLC, an Arkansas limited liability company and a wholly owned subsidiary of Stephens Group, Inc., is a newly formed entity and has not conducted any business other than in connection with the Offer and the Merger. Stephens Group, Inc. is a privately held, Little Rock, Arkansas based holding company. It is the parent of Stephens Inc., an investment banking firm that is a member of the National Association of Securities Dealers and the New York Stock Exchange, and Stephens Group, Inc. also conducts extensive merchant banking activities. The principal executive offices of Stephens Acquisition LLC, Stephens Group, Inc. and Stephens Inc. is 111 Center Street, Suite 500, Little Rock, Arkansas 72201. The telephone number for these entities is (501) 377-2000.

The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the managers, directors and executive officers of each of Parent, Purchaser, Philips, SCA and Stephens Acquisition LLC are set forth in Schedule I hereto.

Except as described in this Offer to Purchase, (i) none of Parent, Purchaser, Philips, SCA or Stephens Acquisition LLC or, to the best knowledge of the foregoing, any associate or majority-owned subsidiary of the foregoing, or Sony or any of the persons listed in Schedule I hereto or any associate or majority-owned subsidiary of any such person, beneficially owns or has a right to acquire any equity security of InterTrust and (ii) none of Parent, Purchaser, Philips, SCA or Stephens Acquisition LLC or, to the best knowledge of the foregoing, any of the other persons referred to above, or any of the respective directors, executive officers or subsidiaries of any of the foregoing, has effected any transaction in any equity security of InterTrust during the past 60 days.

Except as set forth in this Offer to Purchase, none of Parent, Purchaser, Philips, SCA, or Stephens Acquisition LLC or, to the best knowledge of each of the foregoing, Sony or any of the persons listed in Schedule I hereto, on the one hand, has had any business relationship or transaction with InterTrust or any of its directors, executive officers or affiliates, on the other hand, that is required to be disclosed pursuant to the rules and regulations of the Commission.

Except as set forth in this Offer to Purchase, there have been no negotiations, transactions, or material contacts, between Parent, Purchaser, Philips, SCA or Stephens Acquisition LLC or any of their respective subsidiaries or, to the best knowledge of each of the foregoing, Sony or any of the persons listed on Schedule I hereto, on the one hand, and InterTrust or any of its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.

None of Parent, Purchaser, Philips, SCA or Stephens Acquisition LLC or, to the best knowledge of each of the foregoing, Sony or any of the persons listed in Schedule I hereto, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors). None of Parent, Purchaser, Philips, SCA or Stephens Acquisition LLC, or to the best knowledge of each of the foregoing, Sony or any of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

10.    Background of the Offer; Contacts with InterTrust.

The following information was prepared by Parent, Purchaser and InterTrust. Information about InterTrust was provided by InterTrust, and none of Parent, Purchaser, Philips, SCA or Stephens takes any responsibility for the accuracy or completeness of any information regarding meetings or discussions in which Parent, Purchaser, Philips, SCA or Stephens or their respective representatives did not participate.

On January 31, 2002, InterTrust announced that it had retained Allen, an investment bank specializing in the technology and information industries, to advise InterTrust on strategic alternatives to most effectively capitalize on its assets. InterTrust’s retention of Allen followed a year-long process during which InterTrust internally examined its business strategy of marketing DRM products, engaged in significant restructurings to reduce InterTrust’s operating costs and considered the potential licensing of its patent portfolio independently from licenses of InterTrust’s products.

Prior to InterTrust’s retention of Allen, InterTrust had been engaged in discussions with one company regarding a potential licensing of the InterTrust patent portfolio. These discussions eventually evolved into a preliminary exploration of a potential business combination with InterTrust. In the months following Allen’s retention, representatives of InterTrust engaged in further discussions regarding a potential business combination with this company, which included extensive due diligence of InterTrust’s patent portfolio, patent-pending technologies and other business and financial information. This potential strategic partner ultimately communicated to InterTrust that it was not interested in further pursuing a potential licensing arrangement or strategic business combination with InterTrust.

Also in January 2002, representatives of InterTrust were approached by, and met with, representatives of SCA regarding a potential patent licensing arrangement. The parties discussed, among other things, SCA’s plans to promote a non-discriminatory DRM patent licensing program, which would make key DRM intellectual property rights more widely available on a fair and reasonable basis in order to accelerate the creation of digital content distribution businesses.

During the January 2002 meeting, the parties discussed InterTrust’s potential interest in participating in the licensing program. Representatives of InterTrust raised the possibility of a license arrangement involving SCA and its affiliates, on the one hand, and InterTrust, on the other hand, that would enable SCA and its affiliates to use InterTrust’s DRM intellectual property in their products. Also at this meeting, the parties discussed a range of other alternatives, including a minority investment by SCA and its affiliates in InterTrust.

In conjunction with its ensuing discussions with InterTrust regarding a patent license and the establishment of a patent licensing program, SCA also considered an acquisition of InterTrust, possibly with one or more partners, as a means of acquiring rights to use the DRM intellectual property in a patent licensing program. These discussions concluded with SCA indicating to InterTrust that it would be in a position to engage in further discussions with InterTrust over the next few months.

In February 2002, InterTrust’s senior management, in consultation with Allen, developed a list of companies that were believed to be most likely to have an interest in a possible strategic transaction with InterTrust, whether in the form of a strategic licensing arrangement or a business combination involving InterTrust.

On March 27, 2002, the InterTrust Board formed a special committee of four independent directors (the “Special Committee”) to enable the InterTrust Board to more actively monitor and assist in the strategic review process and to direct Allen’s activities pursuant to its engagement by InterTrust.

On April 8, 2002, the Special Committee held its first meeting. At this meeting, Allen presented an overview of InterTrust’s strategic alternatives, including a discussion of potential strategic partners identified by InterTrust’s management and Allen, as well as an analysis of recent acquisition transactions that could be comparable to a strategic business combination involving InterTrust. Also at this meeting, InterTrust’s special counsel, Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden Arps”), reviewed the fiduciary duties of the Special Committee under applicable law. The Special Committee authorized InterTrust management, together with Allen, to contact potential strategic partners identified by InterTrust’s management and Allen and to engage in discussions with any other potential strategic partner who communicated an interest in a possible transaction with InterTrust.

Between March and July 2002, Allen engaged in discussions with 14 potential strategic partners to determine their level of interest, if any, in a strategic licensing arrangement or business combination with InterTrust. InterTrust eventually entered into confidentiality agreements with six potential strategic partners, including SCA and Philips. In addition to the company with whom InterTrust began discussions prior to Allen’s engagement, three of the potential partners, including SCA and Philips, conducted due diligence reviews of InterTrust in connection with a possible strategic business combination.

While Allen pursued these alternatives on behalf of InterTrust, InterTrust continued to engage in discussions and the exchange of information with SCA regarding a possible licensing arrangement and, through April 2002, InterTrust and SCA engaged in discussions and negotiations regarding the terms of a DRM patent license agreement.

During the negotiation of the Sony License Agreement, representatives of SCA and InterTrust discussed a possible strategic business combination between SCA and InterTrust. On April 25, 2002, representatives of InterTrust met with representatives of SCA to continue to discuss the proposed terms for a proposed DRM patent license agreement. At that time, SCA informed InterTrust that an acquisition of InterTrust was one of several alternatives that SCA was considering, in addition to entering into a DRM patent license agreement with InterTrust, as a means of establishing a patent licensing program.

On May 9, 2002, concurrent with the announcement of its first quarter financial results, as a part of its continuing effort to enhance stockholder value, InterTrust announced that it would narrow its business focus to licensing intellectual property and further restructure its operations by reducing its workforce by 70% to approximately 35 full-time employees by June 30.

Shortly following the announcement of the shift in business focus, on May 20, 2002, InterTrust and Sony entered into the Sony License Agreement further described in Item 3 above. Following the execution of the Sony License Agreement, Sony began a due diligence review of financial and business information relating to InterTrust pursuant to the SCA Confidentiality Agreement entered into on May 16, 2002.

Also in May 2002, representatives of Philips responded to the initial contact made by Allen soliciting Philips’ interest in a potential strategic transaction with InterTrust. Representatives of InterTrust first met with representatives of Philips on June 10, 2002 at InterTrust’s executive offices to discuss potential transactions ranging from a licensing arrangement to a strategic business combination. Soon thereafter, Philips communicated to InterTrust that it was interested in pursuing a possible business combination with InterTrust. In order to facilitate further discussions, on July 8, 2002, Philips and InterTrust entered into the Philips Confidentiality Agreement, and Philips began its due diligence review of InterTrust. Subsequently, the board of directors of Philips authorized its officers to continue to explore various transaction alternatives with InterTrust regarding the DRM intellectual property.

On June 4 and June 5, 2002, representatives of SCA met with Mr. Lockwood and other representatives of InterTrust at InterTrust’s headquarters in California to discuss the possible establishment of a non-discriminatory DRM patent licensing program. In early July 2002, Mr. Lockwood met with representatives of SCA at the Allen annual summer conference in Sun Valley, Idaho to explore further the possibility of an acquisition of InterTrust by SCA. SCA approached, and was approached by, other companies, including Philips, concerning a potential joint acquisition of InterTrust. Some of these potential joint acquisition partners, which had been contemplating a potential acquisition of InterTrust independently, indicated an interest in SCA’s idea for a multi-party acquisition of InterTrust and the subsequent operation of a DRM patent licensing program.

On August 28, 2002, at Philips’ invitation, representatives of Philips and SCA met in Amsterdam for preliminary discussions in which the Philips representatives indicated that Philips would be interested in pursuing an acquisition of InterTrust with SCA and subsequent operation of a DRM patent licensing program.

During September 2002, SCA and Philips discussed on several occasions the proposed structure, valuation and strategy for the acquisition of InterTrust. Also at this time, members of the SCA and Philips management teams exploring the potential transaction reported to their respective senior managements and boards of directors on the status of discussions with InterTrust regarding the joint acquisition and each obtained authorization to proceed with such discussions, as well as separate discussions relating to patent licensing arrangements with InterTrust. Representatives of Philips and InterTrust discussed the possibility of a proposal by Philips and SCA and the sharing of due diligence, and on September 30, 2002, SCA, Philips and InterTrust entered into a letter agreement amending the terms of the SCA Confidentiality Agreement and Philips Confidentiality Agreement to allow SCA and Philips to share with one another the results of their respective past and ongoing due diligence reviews of InterTrust.

During the discussions between SCA and Philips that ensued, the parties agreed to pursue discussions with InterTrust on a dual track basis, that is, to pursue an acquisition of InterTrust, on the one hand, and to independently pursue satisfactory patent license arrangements with InterTrust, on the other hand.

Between late September and early October 2002, SCA and Philips indicated to InterTrust that they might have an interest in pursuing an acquisition of InterTrust. SCA and Philips also separately discussed SCA’s and Philips’ interest in presenting InterTrust with a proposal for the acquisition of InterTrust by a company to be formed by SCA, Philips and other investors. During this time, SCA and Philips also continued to discuss the terms of any proposal to InterTrust with respect to an acquisition.

In late October, 2002, SCA and Philips received the necessary internal approvals to proceed with the proposed transaction and, thereafter, SCA and Philips contacted InterTrust to confirm that both companies were interested in proceeding with discussions concerning a potential business combination with InterTrust. Representatives of InterTrust indicated that InterTrust would welcome the formulation of a joint proposal by SCA and Philips. During October, SCA and Philips conducted joint due diligence, including legal due diligence performed by Brobeck, Phleger & Harrison LLP (“Brobeck”), counsel to Philips and co-counsel to SCA and Parent, during this time at InterTrust’s headquarters.

None of the prospective strategic partners identified by InterTrust and Allen, other than SCA and Philips in their joint proposal, ever submitted a proposal related to a potential acquisition or comparable strategic transaction involving InterTrust that specified an offer price.

On November 4, 2002, representatives of InterTrust met with representatives of SCA and Philips, together, at SCA’s headquarters in New York City. At this meeting, representatives of SCA and Philips explained that each was interested in entering into a non-exclusive patent licensing arrangement (in the case of SCA, an amendment expanding the scope of the Sony License Agreement), whether or not an acquisition transaction was ultimately agreed upon by the parties. SCA and Philips indicated that, upon completion of such discussions, SCA and Philips would be interested in making a proposal on behalf of a company to be formed by them and other investors to acquire all of the outstanding shares of InterTrust common stock for cash. Representatives of InterTrust responded at this meeting that InterTrust was prepared to negotiate the terms of a non-exclusive patent license agreement with each of Sony and Philips, but that InterTrust would not be prepared to execute these licenses without concurrently agreeing on the terms of a business combination.

During the afternoon of November 4 and on November 5, 2002, representatives of InterTrust met with representatives of SCA at its headquarters in New York City to discuss the terms of an amendment to the Sony License Agreement, which would eliminate the field of use limitations in the original Sony License Agreement and the obligation to pay ongoing royalties with respect to any services or content using the licensed patents. The terms of the license, as amended, would continue to be non-exclusive.

On November 6, 2002, representatives of InterTrust met with representatives of Philips at Philips’ headquarters in New York City to discuss the terms of a patent license agreement that would be substantially identical to the original Sony License Agreement and contemplated to be amended.

On the morning of November 8, 2002, Dewey Ballantine LLP (“Dewey Ballantine”), counsel to SCA and co-counsel to Philips and Parent, and Brobeck, provided initial drafts of the Merger Agreement and form of the Stockholder Agreements to Skadden Arps. Dewey Ballantine and Brobeck also delivered to Skadden Arps a draft exclusive negotiation letter among SCA, Philips and InterTrust which would obligate InterTrust to negotiate exclusively with SCA and Philips with respect to an acquisition transaction, such as a merger, for a limited period of time. During the evening of November 8, 2002, representatives of InterTrust and Allen met with representatives of SCA and Philips to discuss the terms of a possible strategic business combination. At this time, SCA and Philips indicated that they had been authorized by their respective boards of directors to propose $3.50 and $3.75 for each outstanding share of InterTrust Common Stock and that they were offering $3.75 per share in cash to stockholders in a one-step merger transaction. The SCA and Philips representatives explained that $3.75 per Share proposal represented a premium of 80% over the price at which the Shares were trading immediately prior to the execution of the original Sony License Agreement four months earlier.

On November 9, 2002, the InterTrust Board held a special meeting to discuss the offer of $3.75 per Share, other terms and conditions relating to the proposed acquisition, as well as the terms of the proposed amendment to the Sony License Agreement and the possible license agreement with Philips. During the meeting of the InterTrust Board, Lester Hochberg, as Chairman of the Special Committee, updated the InterTrust Board on the discussions to date with SCA and Philips; representatives of management updated the InterTrust Board on a recent meeting with Microsoft and discussions with Microsoft to date; Allen provided its preliminary assessment of the offer and reviewed for the InterTrust Board the discussions it had with potential strategic partners in the preceding 10 months, the outcome of those discussions to date and the fact that the only definitive proposal resulting from those discussions was the proposal that led to the Merger Agreement; and a representative of Skadden Arps advised the InterTrust Board of its legal obligations and fiduciary duties in the context of the proposed transaction and provided a preliminary review of key transaction terms.

Following discussion, the InterTrust Board authorized the team negotiating on behalf of InterTrust to negotiate an acquisition transaction as proposed by SCA and Philips, subject to further board approval of definitive terms and conditions, but at a price no less than $4.50 per Share. In order to facilitate focused discussions with SCA and Philips, the InterTrust Board also approved a short-term exclusivity agreement that had been sought by SCA and Philips. The agreement was executed on the evening of November 10, 2002 and provided that, from that time until 5:00 p.m., Eastern Standard Time on November 14, 2002, InterTrust would not, among other things, pursue negotiations or solicit interest with respect to a potential transaction with any party other than Parent, the joint venture that had been formed by Philips and SCA.

On the evening of November 9, 2002, following the meeting of the InterTrust Board, representatives of InterTrust met with representatives of SCA and Philips at the offices of Dewey Ballantine in New York. In accordance with their directions from the InterTrust Board, the representatives of InterTrust indicated that while the InterTrust Board might be prepared to endorse a transaction at $3.75 per Share without the licensing arrangements, the non-solicitation provisions and termination fees that were being proposed by SCA and Philips, it could not endorse a transaction with these arrangements in place at that price level. The representatives of InterTrust communicated that, with those arrangements in place, the InterTrust Board would require a price of no less than $4.50, subject to further negotiation of non-price deal terms and approval of InterTrust Board. SCA and Philips discussed the InterTrust response and did not agree that the license arrangements should affect the terms of the acquisition.

After further discussions and negotiation of non-price deal terms (which included a reduction in the amount of the termination fee sought by SCA and Philips and the modification of certain conditions to closing sought by SCA and Philips), representatives of SCA and Philips stated that they would agree to seek internal authorization within their respective companies of a transaction based on an offer price of $4.25 per Share if the representatives of InterTrust would agree to seek similar authorization from the InterTrust Board. In light of progress achieved in these discussions, the representatives of InterTrust agreed to contact the other members of the InterTrust Board concerning the proposal.
On the morning of November 10, 2002, representatives of SCA and Philips indicated that each of them had secured internal approvals to negotiate a transaction at a price of $4.25 per Share. Representatives of InterTrust stated that, although no formal board meeting had been held, most of InterTrust’s directors had been contacted and were prepared to endorse a transaction at $4.25 per Share, subject to board approval and to the negotiation of, and agreement on, non-price terms and definitive documentation. The representatives of InterTrust indicated however their strong preference for a transaction effected through a tender offer followed by a merger in order to expedite the receipt of the Share Price by Stockholders. After weighing the advantages and disadvantages of a tender offer, representatives of SCA and Philips agreed to restructure the proposed transaction to provide for a tender offer structure. Representatives of Dewey Ballantine and Brobeck revised the draft Merger Agreement and the form of Stockholder Agreements during the course of that day to reflect the new transaction structure and delivered revised drafts of the Merger Agreement and Stockholder Agreements to InterTrust and Skadden Arps that evening.

During the course of the day, the parties and their respective legal advisors negotiated the major issues raised by the draft Merger Agreement and Stockholder Agreements.

Between November 10 through November 12, the parties continued negotiations on the terms and conditions of the definitive agreements. The InterTrust Board met on the evening of November 10 and again on the evening of November 11 to discuss the status of negotiations with SCA and Philips. In both meetings, a representative of Skadden Arps provided an update on the status of negotiations and described the principal open issues, and members of management discussed the status of negotiations with respect to the licensing arrangements and issues that remained to be negotiated with respect to them. The InterTrust Board discussed a number of open issues and provided guidance and direction to counsel and management with respect to negotiating the open issues.

The InterTrust Board again met during the evening of November 12. At this meeting, members of management described the terms of the license arrangements that had been negotiated, a representative of Skadden Arps updated the InterTrust Board on the status of open issues, their proposed final resolution and provided a summary of the terms of the definitive documentation for the proposed transaction, a representative of Allen provided an analysis of the transaction and delivered orally its opinion (later confirmed in writing) that the consideration to be received by the Stockholders pursuant to the Offer and subsequent Merger is fair from a financial point of view to the Stockholders (other than Parent and its affiliates). A copy of the written opinion of Allen is attached to the Schedule 14D-9 as Schedule I. Following discussion, the InterTrust Board determined that the Offer, the Merger, the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby were in the best interest of the Stockholders and unanimously approved the Offer, the Merger, the Merger Agreement, the Stockholder Agreements and the transactions contemplated thereby. The InterTrust Board also unanimously approved the Philips License Agreement and the amendment to the Sony License Agreement.

During the early morning of November 13, 2002, InterTrust, Parent and Purchaser executed and delivered the Merger Agreement and Parent, Purchaser and the Supporting Stockholders entered into the Stockholder Agreements. In addition, InterTrust and Sony executed the amendment to the Sony License Agreement and InterTrust and Philips executed the Philips License Agreement.

On the morning of November 13, 2002, prior to the opening of the market, Parent issued a press release announcing the execution of the Merger Agreement. A copy of that press release is incorporated by reference in Exhibit (a)(1)(G) to the Schedule TO filed with the Commission.

Parent commenced the Offer on November 22, 2002.

11.    Purpose of the Offer and the Merger; Plans for InterTrust.

Purpose of the Offer and the Merger.    The purpose of the Offer and the Merger is to acquire control of, and the entire equity interest in, InterTrust. The Offer is being made pursuant to the Merger Agreement and is intended to increase the likelihood that the Merger will be effected promptly. The purpose of the Merger is to acquire all of the outstanding Shares not acquired in the Offer. If the Offer is successful, we intend to consummate the proposed Merger as promptly as practicable following the final purchase of Shares in the Offer.

Plans for InterTrust.    Pursuant to the terms of the Merger Agreement, promptly upon the purchase of and payment for any Shares by Parent or Purchaser pursuant to the Offer, Parent and Purchaser currently intend to seek majority representation on the InterTrust Board, and, as soon as practicable after consummation of the Offer, Parent and Purchaser plan to consummate the Merger. After consummation of the Merger, it is currently intended that Parent will be merged with and into InterTrust, with InterTrust as the surviving company in the merger.

Parent also intends to continue to evaluate the business and operations of InterTrust during the pendency of the Offer, including a detailed review of InterTrust and its assets, including, its operations, properties, corporate structure, capitalization, dividend and other policies, management and personnel and will consider, subject to the terms of the Merger Agreement, what, if any, changes would be desirable in light of the circumstances which exist upon completion of the Offer.

It is currently intended, however, that following consummation of the merger, InterTrust will seek to participate in the formation of a non-exclusive, fair, reasonable and non-discriminatory digital rights management (DRM) patent license program, which will offer a package license to electronic device makers and content providers who wish to use DRM technology in providing their products to end-users for consumer media applications.

The Merger Agreement provides that the officers and directors of Purchaser immediately prior to the Effective Time of the Merger will, from and after the Effective Time, be the officers and directors of the Surviving Corporation.

12.    The Merger Agreement, Stockholder Agreements and Other Relevant Agreements.

The Merger Agreement. The following is a summary of the material provisions of the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is filed with the Commission as Exhibit (d)(1) to the Schedule TO, and is incorporated herein by reference. The Merger Agreement should be read in its entirety for a more complete description of the matters summarized below. The Merger Agreement may be examined, and copies obtained, as described in Section 8 – “Certain Information Concerning InterTrust” in this Offer to Purchase.

The Offer. The Merger Agreement provides for the making of the Offer. Purchaser’s obligation to accept for payment and pay for Shares tendered pursuant to the Offer is subject to the satisfaction of the Minimum Condition and the other conditions described in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase. The Merger Agreement provides that each Stockholder who tenders Shares in the Offer will receive $4.25, without interest, for each Share tendered, net to the Stockholder in cash. Parent and Purchaser have agreed that, without the prior written consent of InterTrust, they will not:

•	waive the Minimum Condition;

•	change the form of consideration to be paid in the Offer;

•	decrease the Share Price to be paid in the Offer;

•	decrease the number of Shares sought in the Offer;

•	amend or add conditions to the Offer other than the conditions described in Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase; or

•	amend any other term of the Offer in any manner adverse to the Stockholders.

Extensions of the Offer.    The Merger Agreement permits Parent and Purchaser to extend the Offer from time to time, without InterTrust’s consent, if, on the Scheduled Expiration Date, any condition to the Offer has not been satisfied or waived; provided, that Parent and Purchaser must extend the Offer until such condition is satisfied or waived, unless such condition could not reasonably be expected to be satisfied by the Outside Date (as defined herein). In addition, Parent and Purchaser may extend the Offer from time to time, without InterTrust’s consent, if required by the Commission.

The Merger Agreement obligates Purchaser to accept for payment, as promptly as permitted under applicable law, and pay for, as promptly as practicable after the date on which Purchaser first accepts Shares for payment in the Offer (the “Acceptance Date”), all Shares validly tendered (and not withdrawn) in the Offer.

Subsequent Offering Period.    If at the expiration of the Offer all conditions of the Offer have been satisfied or waived and Purchaser has accepted for payment all Shares tendered in the Offer, the Merger Agreement permits Parent and Purchaser to provide for, in compliance with applicable law, subsequent offering periods of up to an additional 20 business days in the aggregate.

Directors.    The Merger Agreement provides that after completion of the Offer, Parent and Purchaser will be entitled to designate a majority of the directors to the InterTrust Board. InterTrust is required under the Merger Agreement to take all actions necessary to cause Parent’s and Purchaser’s designees to be elected or appointed to the InterTrust Board. Subject to applicable law and applicable stock exchange regulations,

InterTrust will also cause individuals designated by Parent and Purchaser to constitute a majority of the members on each committee of the InterTrust Board and the board of directors of each subsidiary of InterTrust (and each committee thereof). The Merger Agreement further provides that at least two of the directors of InterTrust not designated by Parent and Purchaser shall remain a director of InterTrust until the Effective Time.

Following the election or appointment of Parent’s and Purchaser’s designees to the InterTrust Board and until the Effective Time, the approval of a majority of the directors of InterTrust then in office who were not designated by Parent and Purchaser will be required to authorize:

•	any amendment or termination of the Merger Agreement;

•	any exercise or waiver of any of InterTrust’s rights or remedies under the Merger Agreement;

•	any extension of the time for performance of Parent’s and Purchaser’s respective obligations under the Merger Agreement; or

•	any action that would materially delay the receipt of the consideration to be paid in the Merger by the Stockholders.

The Merger.    The Merger Agreement provides that at the Effective Time, Purchaser will be merged with and into InterTrust in accordance with the DGCL. At that time, the separate existence of Purchaser will cease, and InterTrust will be the Surviving Corporation.

Under the terms of the Merger Agreement, at the Effective Time, each Share then outstanding will be converted into the right to receive a cash amount equal to the per Share amount paid in the Offer, without interest. Notwithstanding the foregoing, the merger consideration will not be payable in respect of (a) Shares held by InterTrust or any of its subsidiaries, (b) Shares held by Parent or any of its subsidiaries, which will be cancelled upon the closing of the Merger, and (c) Shares as to which appraisal rights have been properly exercised.

Stock Options.    The Merger Agreement provides that, immediately prior to the Effective Time, each option to purchase Shares under any plan or arrangement of InterTrust (“InterTrust Stock Option”) will vest in full on an accelerated basis and become exercisable. To the extent not exercised, at the Effective Time, each InterTrust Stock Option will be cancelled and, in consideration of such cancellation, each holder of an InterTrust Stock Option will receive a payment (subject to any withholding tax) in cash (the “Option Payment”) in an amount equal to the product of (i) the excess, if any, of the price per Share paid in the Offer over the per Share exercise price of such InterTrust Stock Option and (ii) the number of Shares subject to such InterTrust Stock Option. As a result, any InterTrust Stock Option with a per Share exercise price equal to or in excess of $4.25 (or such higher price as is paid in the Offer) will be cancelled without payment. To the extent necessary or required under the terms of any plan or arrangement of InterTrust or pursuant to the terms of any InterTrust Stock Option, InterTrust will use its reasonable best efforts to obtain a signed consent of each holder of InterTrust Stock Options to the treatment of such InterTrust Stock Options as described above. No Option Payment will be made to any holder of a cancelled InterTrust Stock Option unless that holder delivers a signed waiver acknowledging that all of his or her outstanding InterTrust Stock Options will be cancelled at the Effective Time and waiving all of his or her rights with respect to those cancelled InterTrust Stock Options other than the right to receive the Option Payment. The Option Payment, if any, will be paid within five business days of the Effective Time.

Employee Stock Purchase Plan.    The Merger Agreement provides that all outstanding rights under InterTrust’s employee stock purchase plan will be exercised immediately prior to the Effective Time on a final purchase date determined in accordance with the plan and that the plan will then terminate concurrently with this final exercise of rights.

Representations and Warranties.    Pursuant to the Merger Agreement, InterTrust has made customary representations and warranties to Parent and Purchaser, including representations relating to organization and qualification, capitalization, subsidiaries, constituent documents, authorization of the Merger Agreement and other documents, no violations, compliance with laws, SEC documents and financial statements, real estate, intellectual property, contracts, insurance, litigation, wrranties and product liability, taxes, employee matters, labor matters, environmental matters, affiliated transactions, absence of certain changes or events (including any Company Material Adverse Effect (as defined herein)), no brokers, opinion of InterTrust’s financial advisor, information supplied, state takeover statutes, the Rights Agreement, absence of certain business practices, required Stockholder vote and InterTrust Board approval.

Certain representations and warranties in the Merger Agreement made by InterTrust are qualified by “materiality” or “Company Material Adverse Effect.” For purposes of the Merger Agreement and this Offer to Purchase, the term “Company Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, properties, results of operations or financial condition of InterTrust and its subsidiaries, taking InterTrust together with its subsidiaries as a whole; provided, however, that any adverse change, event, circumstance, development or effect (i) resulting from the announcement or pendency of the transactions contemplated by the Merger Agreement including, without limitation, any litigation, (ii) relating to DRM technology and secured computing technology which does not have a materially disproportionate effect on InterTrust and (iii) resulting from any action required to be taken or prohibited from being taken by InterTrust pursuant to the Merger Agreement, shall not be considered a Company Material Adverse Effect.

Pursuant to the Merger Agreement, Parent and Purchaser have made customary representations and warranties to InterTrust, including representations relating to organization and qualification, authorization of the Merger Agreement and other documents, no violations, information supplied, interim operations of Parent and Purchaser and capital resources.

Conduct of InterTrust.    The Merger Agreement provides that, until the earlier of the termination of the Merger Agreement in accordance with its terms or until such time as Parent’s designees constitute a majority of the members of the InterTrust board of directors and except as Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed), InterTrust will, and will cause each of its subsidiaries to:

(a)
conduct their respective operations according to their usual, regular and ordinary course and take no action which would reasonably be expected to adversely affect its ability to consummate the transactions contemplated by the Merger Agreement;

(b)
use commercially reasonable efforts to preserve intact their respective business organizations and goodwill, keep available the services of their respective officers and employees (excluding administrative staff) and maintain satisfactory relationships with those persons having significant business dealings with them;

(c)
not (i) amend their respective Certificates of Incorporation or Bylaws or comparable governing instruments or (ii) amend the Rights Agreement or take any action with respect to, or make any determination under, the Rights Agreement, including, without limitation, redemption of the rights issued pursuant to the Rights Agreement or any action to facilitate an Alternative Proposal (as defined herein);

(d)
promptly notify Parent of any Company Material Adverse Effect (or any occurrence or existence of any event which is reasonably likely to result in a Company Material Adverse Effect) without regard to clause (iii) of the proviso in the definition set forth in “Representations and Warranties” above, any material litigation or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or any breach of (or the occurrence or existence of any event which is reasonably likely to result in any breach of) any representation or warranty contained herein that is reasonably likely to result in the conditions to the Offer not being capable of satisfaction on or before the Outside Date;

(e)
not modify, extend the term of or forgive or cancel any outstanding loans owed to InterTrust or any of its subsidiaries by any current or former directors, officers, employees, consultants or independent contractors of such entities other than any modification, extension, forgiveness or cancellation pursuant to contractual rights existing on the date hereof;

(f)	promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the Commission subsequent to the date of the Merger Agreement;

(g)
not (i) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date of the Merger Agreement and disclosed pursuant to the Merger Agreement, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any capital stock, effect any stock split or otherwise change its capitalization as it existed on the date of the Merger Agreement; (ii) grant, confer or award any option, warrant, conversion right or other right to acquire any shares of its capital stock or such securities; (iii) enter into any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of its capital stock; (iv) increase any compensation or enter into or amend any employment agreement or arrangements with any of its present or future officers, directors or employees; (v) grant any severance or termination package to any director, officer, employee or consultant; (vi) hire any new employee who will have, or terminate the employment of any current employee who has, an annual salary in excess of $100,000; (vii) adopt any new employee benefit plan (including any stock option, stock benefit or stock purchase plan) or amend, except as required by applicable law (in which case InterTrust should provide prompt written notice to Parent following such adoption), any existing Benefit Plan (as defined in the Merger Agreement) in any material respect, except for changes which are not more favorable to participants in such plans; (viii) other than in the ordinary course of business, enter into any transaction with any director or executive officer of InterTrust or any of its subsidiaries or any immediate family member of any such director or executive officer; or (ix) except in the ordinary course of business, hire any additional consultants or independent contractors or enter into or extend the term of any consulting or independent contractor relationship;

(h)
not (i) declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of its capital stock or other ownership interests; or (ii) directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock, or make any commitment for any such action;

(i)
not enter into any agreement, commitment or transaction, or agree to enter into any such agreement or transaction, or modify or extend any such agreement or transaction, involving payments by InterTrust in excess of $50,000 individually or $250,000 in the aggregate, including, without limitation, a purchase, sale, lease or other disposition of assets or capital stock (including, without limitation, securities of subsidiaries);

(j)	not enter into any transaction involving a merger, consolidation, joint venture, license agreement, partial or complete liquidation or dissolution, reorganization, recapitalization or restructuring;

(k)
not sell, assign, transfer, encumber, enter into any outbound license or covenant not to sue with respect to, grant any exclusive right with respect to, or otherwise dispose of any Company Property (as defined in the Merger Agreement);

(l)
not incur, create, assume or otherwise become liable for any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of others;

(m)	not make any loans, advances or capital contributions to, or investments in, any other person;

(n)	not make or commit to make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate;

(o)
not apply any of its assets or properties to the direct or indirect payment, discharge, satisfaction or reduction of any amount payable, directly or indirectly, to or for the benefit of any affiliate or Related Party (as defined in the Merger Agreement) or enter into any transaction with any affiliate or Related Party (except for payment of salary and other customary expense reimbursements made in the ordinary course of business to Related Parties who are employees, directors or consultants of InterTrust or its subsidiaries);

(p)
not make any changes in accounting methods, principles or practices in effect as of the date of the Merger Agreement, other than as required by generally accepted accounting principles and good accounting practices;

(q)
not grant or make any mortgage or pledge or subject itself or any of its material assets or properties to any material lien, charge or encumbrance of any kind, except Permitted Encumbrances (as defined in the Merger Agreement);

(r)	not alter, amend or revoke any tax election or method of accounting with respect to taxes or settle or compromise any material tax claim;

(s)	maintain insurance on its tangible assets and its businesses in such amounts and against such risks and losses as are currently in effect;

(t)
except as required in accordance with generally accepted accounting principles, not revalue any of its assets, including, without limitation, writing down the value of its inventory or writing off notes or accounts receivable, other than in the ordinary course of business;

(u)	not settle any legal proceedings, whether now pending or hereafter made or brought;

(v)	not modify or amend, or terminate, or waive, release or assign any material rights or claims with respect to, any material agreement or arrangement to which it is a party;

(w)
pursuant to or within the meaning of any bankruptcy law, not (i) commence a voluntary case, (ii) consent to the entry of an order for relief against it in an involuntary case, (iii) consent to the appointment of a custodian of it or for all or substantially all of its property or (iv) make a general assignment for the benefit of its creditors;

(x)
(i) other than in the ordinary course of business, not amend, modify, assign, terminate, reject, cancel or fail to exercise a right of renewal or extension, any IP Contract (as defined in the Merger Agreement); or (ii) continue to diligently prosecute all claims in the Company Patent (as defined in the Merger Agreement) applications and maintain and not abandon any Company Property; and

(y)	not authorize any of, or announce an intention to, commit or agree to take any of, the foregoing actions.

InterTrust Stockholder Meeting.    If Stockholder approval of the Merger is required under applicable law, InterTrust has agreed in the Merger Agreement to (a) hold a meeting of Stockholders as promptly as practicable after completion of the Offer for the purpose of voting on the adoption of the Merger Agreement and (b) take all lawful action to solicit the approval of its Stockholders in favor of adoption of the Merger Agreement. Parent has agreed to vote all Shares held by Purchaser after completion of the Offer in favor of the Merger.

Alternative Proposals.    From the date of the Merger Agreement until the time Parent’s designees constitute a majority of the members of the InterTrust Board, InterTrust has agreed that it and its subsidiaries will not, and InterTrust and its subsidiaries will not permit their representatives to:

•
initiate, directly, or indirectly, solicit or in any way encourage any inquiries or the making, implementation or announcement of any proposal or offer with respect to an Alternative Proposal (as defined herein);

•	directly or indirectly engage in any negotiations concerning an Alternative Proposal;

•	directly or indirectly provide any confidential information or data to any person relating to any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal; or

•	enter into any letter of intent, agreement or understanding with any person (other than Parent or Purchaser) with the intent to effect an Alternative Proposal.

“Alternative Proposal” means any proposal or offer (including, without limitation, any proposal or offer to the Stockholders) with respect to a merger, reorganization, acquisition, tender offer, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving, or any purchase of, 15% or more of the net revenue, net income or assets or 15% or more of any class of equity securities of, InterTrust or its subsidiaries.

Notwithstanding the foregoing, prior to the Acceptance Date and to the extent the InterTrust receives an Alternative Proposal that the InterTrust Board determines, after consultation with its legal and financial advisors, is reasonably likely to lead to a Superior Proposal (as defined herein), InterTrust and its representatives may engage in negotiations concerning, provide confidential information to or otherwise have discussions with, any person relating to such Alternative Proposal, or otherwise facilitate any effort or attempt to make or implement such Alternative Proposal. However, prior to furnishing nonpublic information to, or entering into discussions with, any persons with respect to an Alternative Proposal, InterTrust must enter into a customary confidentiality agreement with such person (if InterTrust has not already entered into a customary confidentiality agreement with such person), which confidentiality agreement (a) does not include any provision for an exclusive right to negotiate with such party or having the effect of prohibiting InterTrust from satisfying its obligations under the Merger Agreement and (b) is no less favorable to InterTrust than the confidentiality agreement between SCA and InterTrust.

“Superior Proposal” means any bona fide written Alternative Proposal involving a majority of the net revenue, net income or assets of InterTrust and its subsidiaries or a majority of the Shares or the voting power of InterTrust that the InterTrust Board determines in good faith, after consultation with its financial advisor and outside legal counsel, (a) is more favorable from a financial point of view to the current Stockholders (in their capacities as stockholders) than the transactions contemplated by the Merger Agreement, (b) is made by a third party that has the financial capability to consummate such Alternative Proposal and (c) is reasonably capable of being consummated, in each case, taking into account all of the relevant facts and circumstances, including, without limitation, conditions to consummation, required regulatory approvals, and the termination fees payable to Parent in accordance with the Merger Agreement.

In addition, the Merger Agreement provides that InterTrust must promptly give notice to Parent of each inquiry, offer, proposal or request for nonpublic information received by InterTrust with respect to any Alternative Proposal and each request for a waiver or release under any standstill or similar agreement and, prior to entering into any negotiation, providing any information or having any discussions regarding an Alternative Proposal, InterTrust must give Parent written notice of the identity of the person making the Alternative Proposal and a copy of the Alternative Proposal or a written summary thereof (if the proposal is communicated orally). In addition, InterTrust must inform Parent of all material developments with respect to the status and the terms, substantive discussions or negotiations with respect to an Alternative Proposal.

InterTrust Board Recommendation.    The Merger Agreement provides that the InterTrust Board will recommend, and may not, subject to the next sentence, amend, modify, withdraw, condition or qualify, its approval or recommendation of, the Offer, the Merger or the Merger Agreement. The Merger Agreement, however, does permit the InterTrust Board to make any disclosure to its Stockholders that is required by applicable law.

Filings; Other Actions.    The Merger Agreement provides that InterTrust and Parent will:

(a)
promptly make their respective regulatory filings and thereafter make any other required submissions under, the HSR Act and applicable foreign antitrust laws and regulations with respect to the Offer and the Merger;

(b)
use all reasonable efforts to cooperate with one another in (i) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental authorities in connection with the execution and delivery of the Merger Agreement and the consummation of the transactions contemplated by the Merger Agreement; and (ii) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations;

(c)
promptly inform the other party of any communication with, and any proposed understanding, undertaking or agreement with, any governmental authorities regarding such filing, consent, approvals, permits or authorizations and not independently participate in any meeting with any governmental authority in respect thereof without giving the other party prior notice of such meeting and, to the extent permitted by such governmental authority, the opportunity to attend and/or participate;

(d)
use commercially reasonable efforts to obtain all consents under or with respect to, any permit, contract, lease, agreement, purchase order, sales order or other instrument, where the consummation of the transactions contemplated hereby would be prohibited or constitute an event of default, or grounds for acceleration or termination, in the absence of such consent; and

(e)
take, or cause to be taken, all other commercially reasonable actions as are reasonably necessary, proper or appropriate to consummate and make effective the transactions contemplated by the Merger Agreement; provided that notwithstanding any provisions in the Merger Agreement to the contrary, Parent shall not be required to (i) litigate against any governmental authority or (ii) agree to hold separate or to divest any of the material businesses, product lines or assets of Parent or the InterTrust or any of their respective subsidiaries.

Indemnification of Directors and Officers.    The Merger Agreement provides that until six (6) years from the Effective Time, unless otherwise required by law, the Certificate of Incorporation and Bylaws of the Surviving Corporation will contain provisions no less favorable with respect to the elimination of liability of directors and the indemnification of directors, officers, employees and agents than are set forth in the Certificate of Incorporation and Bylaws of InterTrust, as in effect on the date of the Merger Agreement.

The Merger Agreement further provides that, from and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of the Merger Agreement or who becomes prior to the Effective Time, an officer, director, employee or agent of InterTrust or any of its subsidiaries (collectively, the “Indemnified Parties”) against all losses, reasonable expenses (including reasonable attorneys’ fees), claims, damages, liabilities or amounts that are paid in settlement of, or otherwise in connection with, any threatened or actual claim, action, suit, proceeding or investigation (a “Claim”), based in whole or in part on or arising in whole or in part out of the fact that the Indemnified Party (or the person controlled by the Indemnified Party) is or was a director, officer, employee or agent of InterTrust or any of its subsidiaries and pertaining to any matter existing or arising out of actions or omissions occurring at or prior to the Effective Time including, without limitation, any Claim arising out of the Merger Agreement or any of the transactions contemplated by the Merger Agreement, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent permitted under Delaware law, and shall pay any expenses, as incurred, in advance of the final disposition of any such action or proceeding to each Indemnified Party to the fullest extent permitted under Delaware law. Without limiting the foregoing, the Merger Agreement provides that in the event any such Claim is brought against any of the Indemnified Parties, (i) such Indemnified Parties may retain counsel (including local counsel) satisfactory to them and which shall be reasonably satisfactory to Parent and the Surviving Corporation and Parent and the

Surviving Corporation shall pay, jointly and severally, all reasonable fees and expenses of such counsel for such Indemnified Parties; and (ii) Parent and the Surviving Corporation shall use all reasonable efforts to assist in the defense of any such Claim; provided that Parent and the Surviving Corporation will not be liable for any settlement effected without their prior written consent, which consent, however, will not be unreasonably withheld.

The Merger Agreement further provides that, Parent will maintain in effect, during the six (6) year period commencing as of the Effective Time, a policy of directors’ and officers’ liability insurance for the benefit of each of the Indemnified Parties providing coverage and containing terms no less advantageous to the Indemnified Parties than the coverage and terms of InterTrust’s existing policy of directors’ and officers’ liability insurance; provided, however, that Parent shall not be required to pay a per annum premium in excess of an agreed upon amount (it being understood that, if the premium required to be paid by Parent would exceed such amount, then the coverage of such policy shall be reduced to the maximum amount that may be obtained for a per annum premium of such amount); provided further, however, that, prior to the Effective Time, InterTrust may purchase such insurance on a prepaid noncancellable basis, so long as the premium is not in excess of an agreed upon amount, in which case, Parent shall have no obligations to maintain such insurance.

Further Action.    The Merger Agreement provides that, subject to applicable law, each of the parties will use its reasonable efforts to take all actions reasonably necessary, proper or advisable to consummate and make effective the transactions contemplated by the Merger Agreement as soon as reasonably practicable.

Standstill Agreement.    The Merger Agreement provides that, effective immediately following the date of the Merger Agreement, InterTrust waives and releases the standstill and other similar restrictions in the confidentiality agreement between SCA and InterTrust.

Conditions of the Offer.    See Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase.

Conditions of the Merger.    The obligations of each party to complete the Merger are subject to the satisfaction of the following conditions:

•	if required by applicable law, adoption by the Stockholders of the Merger Agreement;

•
the absence of any injunction or other order or decree by any governmental authority prohibiting or preventing the consummation of the Merger or materially changing the terms or conditions of the Merger Agreement; and

•	the purchase of Shares pursuant to the Offer.

Termination.    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time (notwithstanding any approval of the Merger Agreement by the Stockholders):

(a)	by mutual written consent of each of Parent and InterTrust,

(b)	by either Parent or InterTrust, if :

(i)
the Offer has not been completed by February 28, 2003 (the “Outside Date”); provided that, if the Offer shall not have been consummated by such date and the required approvals have not been received under the antitrust or anticompetition laws or regulations of the European Union or any member state of the European Union, then the Outside Date shall be extended to June 30, 2003; provided further, that neither party has the right to terminate the Merger Agreement under this clause if its own failure to fulfill any obligation under the Merger Agreement caused the failure of the Offer to be completed on or before such date; or

(ii)
a court of competent jurisdiction or governmental authority has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Offer, the Merger or the other transactions contemplated by the Merger Agreement, and such order, decree, ruling or other action has become final and nonappealable.

(c)	prior to the Acceptance Date, by InterTrust, if:

(i)
Parent or Purchaser has breached any of the representations, warranties, covenants or agreements contained in the Merger Agreement, which breach or failure to perform is not capable of being cured prior to the Outside Date; or

(ii)
the InterTrust Board provides written notice to Parent that InterTrust intends to enter into a binding written agreement for a Superior Proposal (with such termination becoming effective upon InterTrust entering into such binding written agreement); provided, however, that

(A)	InterTrust has complied with the obligations described under “Alternative Proposals” above in all material respects;

(B)	InterTrust has attached the current version of such Superior Proposal (or a summary containing all the material terms and conditions of such Superior Proposal) to such notice;

(C)	InterTrust Board determines in good faith (after consultation with its outside legal and financial advisors) that such action is consistent with the fiduciary duties of the InterTrust Board;

(D)
Parent does not make, within eight days after receipt of InterTrust’s written notice, an offer that the InterTrust Board has determined in good faith (after consultation with its outside legal and financial advisors) is as favorable to the Stockholders as such Superior Proposal; provided, that a separate five day period shall be applicable with respect to each subsequent notice of a Superior Proposal delivered to Parent; and

(E)	InterTrust pays the termination fee, described under “Termination Fees” below, concurrently with entering into such binding written agreement.

(d)	prior to the Acceptance Date, by Parent, if:

(i)
InterTrust has breached any of the representations, warranties, covenants or agreements contained in the Merger Agreement, such that related conditions to the Offer are not capable of being satisfied prior to the Outside Date; or

(ii) (A)	the InterTrust Board has withdrawn or adversely modified its recommendations of the Offer, the Merger or the Merger Agreement (or determined to do so);

(B)	the InterTrust Board has failed to include in the Schedule 14D-9 its recommendations of the Offer, the Merger or the Merger Agreement;

(C)	the InterTrust Board shall have approved, endorsed or recommended any Alternative Proposal; or

(D)	InterTrust has breached or failed to perform in any material respect any of the covenants or agreements described under “Alternative Proposals” above.

Termination Fees.    InterTrust has agreed in the Merger Agreement to pay Parent a fee in immediately available funds equal to $16,000,000 plus up to $2,500,000 of Parent’s actual out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the consummation and negotiation of the transactions contemplated by the Merger Agreement, if:

(a)	the Merger Agreement is terminated pursuant to clauses (c)(ii) or (d)(ii) under “Termination” above; or

(b)
(i) the Merger Agreement is terminated pursuant to clauses (b)(i) or (d)(i) (and such breach is an intentional breach of a covenant) under “Termination” above, (ii) an Alternative Proposal is publicly announced (or communicated to the InterTrust Board) after the date of the Merger Agreement and not withdrawn before termination of the Merger Agreement and (iii) within nine months of such termination of the Merger Agreement, InterTrust enters into a definitive agreement with respect to, or completes, an Alternative Proposal.

Amendments; No Waivers.    The Merger Agreement may be amended or waived prior to the Effective Time if in writing and signed, in the case of an amendment, by each party (except that Parent may effect an amendment to increase the Merger Consideration without further approval of InterTrust), or in the case of a waiver, by the party against whom the waiver is to be effective. After the Stockholders approve the Merger Agreement, however, no amendment to the Merger Agreement will be made which by law requires further approval by the Stockholders without such further approval.

Fees and Expenses.    Except as provided in “Termination Fees” above, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such costs and expenses.

The Stockholder Agreements.    The following is a summary of the material provisions of the Stockholder Agreements, a form of which is filed with the Commission as Exhibit (d)(4) to the Schedule TO, and is incorporated herein by reference. The summary is qualified in its entirety by reference to the Stockholder Agreements.

In connection with the execution of the Merger Agreement, Parent and Purchaser entered into the Stockholder Agreements, with the following Supporting Stockholders, who own an aggregate of approximately 20% of the outstanding Shares: David C. Chance, Satish K. Gupta, Curtis A. Hossler, Lester Hochberg, David Lockwood, Timo Ruikk, Victor Shear and Robert R. Walker.

Pursuant to the Stockholder Agreements, each Supporting Stockholder has agreed to tender all of his Shares into the Offer no later than the tenth business day following commencement of the Offer. Each Supporting Stockholder has also agreed to vote his Shares (i) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement, (ii) in favor of any matter that would reasonably be expected to facilitate the Merger, (iii) against any action or agreement that is reasonably likely to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation of InterTrust under the Merger Agreement and (iv) against (A) any Alternative Proposal and (B) certain actions that would materially impede, interfere with, delay, postpone or adversely affect the Merger and the transactions contemplated by the Merger Agreement.

Pursuant to the Stockholder Agreements, the Supporting Stockholders irrevocably granted to, and appointed Parent and any designee of Parent, their proxy and attorney-in-fact (with full power of substitution) during the term of the applicable Stockholder Agreement, for and in the name, place and stead of such Supporting Stockholders, to vote their Shares, or grant a consent with respect to such Shares, at any annual, special or other meeting of the stockholders of InterTrust called for such purpose, (i) in favor of the approval and adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated by the Merger Agreement, (ii) in favor of any matter that would reasonably be expected to facilitate the Merger, (iii) against any action or agreement that is reasonably likely to result in a breach, in any material respect, of any covenant, representation or warranty or any other obligation of InterTrust under the Merger Agreement and (iv) against (A) any Alternative Proposal and (B) certain actions that would materially impede, interfere with, delay, postpone or adversely affect the Merger and the transactions contemplated by the Merger Agreement.

Pursuant to the Stockholder Agreements, each Supporting Stockholder has agreed that neither such Supporting Stockholder nor any of his representatives will (i) directly or indirectly, initiate, solicit, or in any way encourage any inquiries or the making, implementation or announcement of any Alternative Proposal, (ii) directly or indirectly, engage in any negotiations concerning, provide any confidential information or data to or otherwise have any discussions with any person relating to, any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal, or otherwise facilitate any effort or attempt to make, implement or announce any proposal that constitutes, or would reasonably be expected to lead to, an Alternative Proposal and (iii) enter into any letter of intent, agreement or understanding with any Person other than Parent or Purchaser with the intent to effect any Alternative Proposal.

The Stockholder Agreements terminate upon the earlier of (i) the date of the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

Confidentiality Agreements.    The following is a summary of certain of the material provisions of the Confidentiality Agreement, dated as of May 16, 2002, between SCA and InterTrust (the “SCA Confidentiality Agreement”), the Confidentiality Agreement, dated as of July 8, 2002, between Philips and InterTrust (the “Philips Confidentiality Agreement”) and the Rider Regarding Confidentiality Agreement, dated September 30, 2002 (the “Confidentiality Rider”). This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the SCA Confidentiality Agreement and the Philips Confidentiality Agreement (together, the “Confidentiality Agreements”), and the Confidentiality Rider, copies of which are filed with the Commission as Exhibits (d)(3)(A) and (d)(3)(B), respectively, to the Schedule TO, and are incorporated herein by reference.

The Confidentiality Agreements contain customary provisions pursuant to which each of SCA, Philips and InterTrust agree to keep confidential all non-public, confidential information relating to the disclosing party. In the SCA Confidentiality Agreement, SCA and InterTrust each also have agreed that for a period of one year neither it, nor any of its affiliates or any representatives, will: (i) acquire or agree, offer, seek or propose to acquire, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 under the Exchange Act) of the assets or business of or more than 1% of the outstanding securities issued by the other party or any of its subsidiaries, or any rights or option to acquire such ownership (including from a third party), unless such an action is taken in response to a third party that has publicly offered (within the meaning of the federal securities laws) to purchase a majority interest in the equity securities or assets of the other party and provided that such party shall in no way assist, advise, encourage or act in concert with such third party; (ii) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are defined under Regulation 14A of the Exchange Act) to vote or seek to advise or influence in any matter whatsoever any person or entity with respect to the voting securities of the other party or any of its subsidiaries; (iii) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of the other party or any of its subsidiaries; (iv) arrange any financing for the purchase of any voting securities or securities convertible or exchangeable into or exercisable for any voting securities or assets of the other party or any of its subsidiaries; or (v) otherwise act, whether alone or in concert with others, to seek to propose to the other party or any of its shareholders any merger, business combination, restructuring, recapitalization or similar transaction to or with the other party or any of its subsidiaries (unless made in response to a third party that has publicly offered (within the meaning of federal securities laws) to purchase a majority interest in the equity securities or assets of the other party and provided that such party shall in no way assist, advise encourage or act in concert with such third party), in each case unless and until specifically invited by the other party or a designated representative.

The Confidentiality Agreements terminate on December 31, 2002, except that the duty to protect the discloser’s confidential information survives until three years after the date of the disclosure of such confidential information.

Pursuant to the Confidentiality Rider, SCA, Philips and InterTrust consented to the exchange of confidential information among the parties solely for the purpose of evaluating a potential business relationship or strategic transaction among the parties. This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Confidentiality Rider, a copy of which is filed with the Commission as Exhibit (d)(3)(C) to the Schedule TO and is incorporated herein by reference.

Exclusivity Agreement.    The following is a summary of certain material provisions of the exclusivity agreement, dated November 10, 2002, between SCA, Philips and InterTrust (the “Exclusivity Agreement”). This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Exclusivity Agreement, a copy of which is filed with the Commission as Exhibit (d)(5) to the Schedule TO and is incorporated herein by reference.

SCA, Philips and InterTrust executed an exclusivity agreement, dated November 10, 2002 (the “Exclusivity Agreement”), pursuant to which, until 5:00 p.m., Eastern Standard Time, on November 14, 2002, InterTrust agreed that: (i) it would not permit any of its affiliates or any of its or its affiliates’ directors, officers, employees and representatives (collectively, “Representatives”) to, directly or indirectly, (a) initiate, solicit, encourage, engage in any negotiations with respect to or accept any inquiries, proposals or offers (whether initiated by InterTrust or any of its affiliates or any of its or their Representatives or otherwise) with respect to (1) the acquisition of any shares of capital stock or any other voting securities or debt securities of InterTrust or any interests therein, (2) the acquisition of all or a material portion of the assets and properties of InterTrust or interests therein, (3) the merger, consolidation or combination of InterTrust, (4) the refinancing of InterTrust, (5) the liquidation, dissolution or reorganization of InterTrust or (6) the acquisition by InterTrust of capital stock or assets and properties of any third party in excess of $5,000,000 in the aggregate (each of the foregoing, a “Potential Transaction”), (b) provide information relating to InterTrust in connection with a Potential Transaction or (c) enter into any contract, agreement, arrangement or understanding concerning or relating to a Potential Transaction, in each case, with a third party other than Parent; and (ii) it will, and it will cause its affiliates and each of its and its affiliates’ Representatives to, cease any and all discussions relating to a Potential Transaction with a third party other than Parent. In the event that InterTrust receives an unsolicited inquiry, proposal or offer with respect to a Potential Transaction, or receives information that such an inquiry, proposal or offer is likely to be made, InterTrust will provide Parent with prompt notice of the fact that such an inquiry, proposal, offer or information has been received.

Under certain limited circumstances, InterTrust was permitted to engage in negotiations concerning, provide confidential information or data to or otherwise have discussions with, the person or entity proposing such Potential Transaction.

Letter of Support.    The following is a summary of certain material provisions of a letter of support, dated November 13, 2002, executed by SCA, Philips and InterTrust (the “Letter of Support”). This summary does not purport to be complete and is qualified in its entirety by reference to the complete text of the Letter of Support, a copy of which is filed with the Commission as Exhibit (d)(2) to the Schedule TO, and is incorporated herein by reference.

As a primary inducement for InterTrust’s execution of the Merger Agreement, SCA and Philips jointly agreed, pursuant to the Letter of Support,

•	to cause Parent and Purchaser to satisfy each and every one of their respective obligations and commitments under the Merger Agreement in all respects;

•
that in the event of any failure of Parent or Purchaser to so satisfy its respective obligations and commitments in accordance with the Merger Agreement, SCA and Philips jointly and severally agree to satisfy directly, to the extent of such failure, such obligations and commitments to the full extent provided in the Merger Agreement, within two business days of such notice;

•
that in the event of a failure of Parent and/or Purchaser to satisfy its obligations and commitments under the Merger Agreement, InterTrust will not be required to exhaust its remedies against Parent and/or Purchaser prior to enforcing its rights under the Letter of Support.

License Agreements.    The following is a summary of certain material provisions of license agreements between (i) InterTrust and Philips and (ii) InterTrust and Sony Corporation, the parent corporation of SCA (“Sony”). The summary does not purport to be complete and is qualified in its entirety by reference to the license agreements, copies of which are filed with the Commission as Exhibits (d)(6)(A) through (d)(6)(D) to the Schedule TO, and are incorporated herein by reference.

Patent License Agreement with Sony Corporation.    On May 20, 2002, InterTrust entered into a Patent License Agreement (the “Sony License Agreement”) with Sony. Under this agreement, InterTrust granted Sony a nonexclusive, nontransferable and worldwide license under InterTrust’s patents to make, use and sell certain products and provide certain services in the Consumer Media Field (as defined in the Sony License Agreement.) Sony paid to InterTrust an upfront fee of $28,500,000 for this license.

Additionally, upon the election by Sony (or by a third party offering Sony product-based services) and subject to conditions set forth in the agreement, InterTrust agreed to grant Sony one or more additional licenses to provide certain DRM commercial services in the Consumer Media Field in exchange for ongoing royalty payments. As described in the section entitled “Amendment to Sony License Agreement” below, the royalty payment provisions of the Sony License Agreement are no longer in effect.

The Sony License Agreement further provides that if Sony, or a company with which Sony has a patent cross-license of a scope specified in the agreement, acquires InterTrust in a manner set forth in the agreement within six months from the effective date of the agreement, the agreement will terminate and $20,000,000 of the upfront fee will be refunded to Sony. The Sony License Agreement otherwise continues until the last to expire of the licensed patents, subject to the right of either party to terminate early in the event that:

•	the other party fails to cure a material breach of its obligations under the agreement within 90 days after receiving notice of the breach; or

•	the other party becomes insolvent, declares actual or pending insolvency, is subject to a petition in bankruptcy, or makes an assignment for the benefit of its creditors.

Amendment to Sony License Agreement.    On November 13, 2002, InterTrust entered into an Amendment to Patent License Agreement (the “Sony License Agreement”) with Sony. InterTrust agreed, among other things, to expand the scope of the licenses under the Sony License Agreement to cover all fields (not just the Consumer Media Field), to include additional products and services in the definition of licensed products and services, and to terminate Sony’s royalty obligations under the Sony License Agreement. Sony in turn agreed to pay InterTrust a non-refundable payment within 30 days of the execution date.

Commencing nine (9) months after November 13, 2002, and lasting for six (6) months thereafter, provided that neither InterTrust nor its affiliates (as defined in the Sony License Amendment) are marketing commercial products or services other than DRM reference designs or technology, or licensing patents other than DRM patents, InterTrust may elect to terminate the Sony License Amendment by making a one time payment to Sony.

Foundation Patent License Agreement with Philips.    On November 13, 2002, InterTrust entered into a Foundation Patent License Agreement (the “Philips License Agreement”) with Philips. The terms of the Philips License Agreement are substantially the same as the terms of the Sony License Agreement, except with respect to the amount of the upfront fee payable to InterTrust.

Amendment to Philips License Agreement.    Also on November 13, 2002, InterTrust entered into an Amendment to Foundation Patent License Agreement (the “Philips License Amendment”) with Philips. The terms of the Philips License Amendment are substantially the same as the terms of the Sony License Amendment, except with respect to the amount of the non-refundable fee payable to InterTrust, and similarly the amount payable to Philips in the event InterTrust elects to terminate the Philips License Amendment.

13.    Source and Amount of Funds.

The Offer and the Merger are not subject to any financing condition.    Parent and Purchaser estimate that the total amount of funds required to purchase all of the outstanding Shares pursuant to the Offer and the Merger and to pay related fees and expenses will be approximately $470.0 million. Purchaser will acquire such funds from Parent, which, in turn, intends to use funds provided to it by its members. A portion of the funds provided by the members will be loaned to Parent by each of SCA and Philips, in the amount of $12,500,000 each, which loans are intended to be repaid following consummation of the Merger. Collectively, Philips, SCA and Stephens have sufficient cash on hand to complete the Offer and the Merger and will cause Parent to cause Purchaser to have sufficient funds available to complete the Offer and the Merger.

As the only consideration in the Offer and Merger is cash and the Offer is for all outstanding Shares, and in view of both the absence of a financing condition and the financial capacity of Parent and its Members, Parent and Purchaser believe the financial condition of Parent and its affiliates is not material to a decision by any stockholder whether to sell, tender or hold Shares pursuant to the Offer.

14.    Dividends and Distributions.

The Merger Agreement provides that from the date of the Merger Agreement until the earlier of termination of the Merger Agreement in accordance with its terms or until such time as Parent’s and Purchaser’s designees constitute a majority of the members of the InterTrust Board of Directors, without the prior approval of Parent and Purchaser, InterTrust will not and will not permit any of its subsidiaries to authorize, declare or pay any dividends on, or make other distributions with respect to, the Shares or change the number of Shares outstanding as a result of any stock split, stock dividend, recapitalization or other similar transaction.

15.    Certain Conditions of the Offer.

Notwithstanding any other terms of the Offer, Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to Purchaser’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer unless prior to the Expiration Date (i) the Minimum Condition shall have been satisfied and (ii) any waiting period (or extension thereof) under the HSR Act and any other requisite waiting periods (or extension thereof) under applicable European Union antitrust laws and regulations (including, without limitation, Council Regulation (EEC) No. 4069/89) and the applicable antitrust laws and regulations of the member states of the European Union will have expired or been terminated and (iii) at any time on or after the date of the Merger Agreement and prior to the Expiration Date, none of the following conditions exists and is continuing (other than as a result of any action or inaction of Parent that constitutes a breach of the Merger Agreement):

(a) The representations and warranties of InterTrust contained in the Merger Agreement and in any document delivered in connection with the Merger Agreement are not true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” set forth in the Merger Agreement) both when made and at and as of the Expiration Date, as if made at and as of such time (except to the extent such representations and warranties speak of a specified earlier date, in which case such representations and warranties shall not be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect set forth in the Merger Agreement) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) InterTrust has not performed, in all material respects, all of its covenants and agreements contained the Merger Agreement that are required to be performed by InterTrust at or prior to the Expiration Date;

(c) From the date of the Merger Agreement through the Expiration Date, there has occurred any event that has had a Company Material Adverse Effect;

(d) A preliminary or permanent injunction or other order or decree by any court or other Governmental Authority (as defined in the Merger Agreement) of competent jurisdiction prohibiting or preventing the consummation of the Offer or the Merger or materially changing the terms or conditions of the Merger Agreement has been issued and remains in effect;

(e) All material consents, authorizations, orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement that were identified in the Company Disclosure Schedule (as defined in the Merger Agreement), if any, have not been obtained or made, except for filings with the Secretary of State of the State of Delaware in connection with the effectiveness of the Merger and any other documents required to be filed at or after the Effective Time; or

(f) The Merger Agreement shall have been terminated in accordance with its terms.

The above conditions are for the benefit of Parent and Purchaser and may, subject to the terms of the Merger Agreement, be waived by Parent and Purchaser in whole or in part at any time and from time to time in their reasonable discretion, except that Parent and Purchaser shall not waive the Minimum Condition without the consent of InterTrust. The failure by Parent and Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to particular facts and circumstances shall not be deemed a waiver with respect to any other facts and circumstances and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

16.    Certain Legal Matters; Required Regulatory Approvals.

General.    Parent and Purchaser are not aware of any licenses or regulatory permits that appear to be material to the business of InterTrust and its subsidiaries, taken as a whole, and that might be adversely affected by the acquisition of Shares in the Offer or the Merger. In addition, except as described below, Parent and Purchaser are not aware of any filings, approvals or other actions by or with any governmental authority or administrative or regulatory agency that would be required for Purchaser’s acquisition or ownership of the Shares. Should any such approval or other action be required, Parent and Purchaser expect to seek such approval or action. Should any such approval or other action be required, Parent and Purchaser cannot be certain that they would be able to obtain any such approval or action without substantial conditions or that adverse consequences might not result to InterTrust’s businesses, or that certain parts of the business of InterTrust might not have to be disposed of or held separate in order to obtain such approval or action. In that event, Purchaser may not be required to purchase any Shares in the Offer. See “Introduction” and Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase.

Litigation.    On November 13, 2002, two purported stockholder class actions were filed by individual stockholders of InterTrust (collectively, the “Plaintiffs”) against the members of the Board of Directors of InterTrust and certain other unidentified parties (collectively, the “Defendants”). These lawsuits are described below.

FABRIZIO RIGHETTI V. CURTIS A. HESSLER, ROBERT R. WALKER, LESTER HOCHBERG, DAVID C. CHANCE, DAVID LOCKWOOD, TIMO RIUKKA, SATISH GUPTA, VICTOR SHEAR AND DOES 1-25., CASE NO. CV812654, SANTA CLARA COUNTY SUPERIOR COURT OF THE STATE OF CALIFORNIA, FILED ON NOVEMBER 13, 2002.

JUNG-HO NAM V. CURTIS A. HESSLER, ROBERT R. WALKER, LESTER HOCHBERG, DAVID C. CHANCE, DAVID LOCKWOOD, TIMO RIUKKA, SATISH GUPTA, VICTOR SHEAR AND DOES 1-25., CASE NO. CV812655, SANTA CLARA COUNTY SUPERIOR COURT OF THE STATE OF CALIFORNIA, FILED ON NOVEMBER 13, 2002.

These lawsuits, allegedly brought on behalf of the named Plaintiff and a class of InterTrust Stockholders, allege, among other things, that the defendants breached their fiduciary duties by agreeing to sell InterTrust to Parent pursuant to the terms of the Merger Agreement. Plaintiffs seek, among other things, (i) a declaration that the Merger Agreement was entered into in breach of the fiduciary duties of the defendants, (ii) a preliminary and permanent injunction against the Offer and the Merger, (iii) a direction to the defendants to exercise their fiduciary duties to obtain a transaction which is in the best interests of the InterTrust Stockholders, (iv) rescission of the Offer and the Merger or any of the terms (to the extent implemented) and (v) the award of costs and disbursements of such action, including reasonable attorneys’ and experts’ fees.

State Takeover Laws.    Section 203 of the DGCL, in general, prohibits a Delaware corporation, such as InterTrust, from engaging in a “Business Combination” (defined as a variety of transactions, including mergers) with an “Interested Stockholder” (defined generally as a person that is the beneficial owner of 15% or more of the outstanding voting stock of the subject corporation) for a period of three years following the date that such person became an Interested Stockholder unless, (i) prior to the date such person became an Interested Stockholder, the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the stockholder becoming an Interested Stockholder, (ii) upon becoming an Interested Stockholder, Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced or (iii) on or subsequent to the date the stockholder becomes an Interested Stockholder, the Business Combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the Interested Stockholder. The InterTrust Board approved the Merger Agreement, and the transactions contemplated thereby, including the Stockholder Agreements, the Offer, the Merger and the purchase of the Shares as contemplated by the Offer. Accordingly, Purchaser and Parent believe that Section 203 of the DGCL is inapplicable to the Offer and the Merger.

A number of states have adopted laws and regulations that purport to apply to attempts to acquire corporations that are incorporated in such states, or whose business operations have substantial economic effects in such states, or which have substantial assets, security holders, employees, principal executive officers or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States (the “Supreme Court”) invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made certain corporate acquisitions more difficult. However, in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining stockholders, provided that those laws were applicable only under certain conditions. Subsequently, a number of federal district courts have ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

Parent and Purchaser do not believe that the antitakeover laws and regulations of any state other than the State of Delaware will by their terms apply to the Offer or the Merger and, except as described above with respect to Section 203 of the DGCL, neither Parent nor Purchaser has attempted to comply with any state antitakeover statute or regulations in connection with the Offer and the Merger. Parent and Purchaser reserve the right to challenge the applicability or validity of any state law purportedly applicable to the Offer or the Merger and nothing in this Offer to Purchase or any action taken in connection with the Offer or the Merger is intended as a waiver of such right. If it is asserted that any state antitakeover statute is applicable to the Offer or the Merger and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer or the Merger, Parent and Purchaser might be required to file certain information with, or to receive approvals from, the relevant state authorities, and Parent and Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer or may be delayed in continuing or consummating the Offer or completing the Merger. In such case, Purchaser may not be obligated to accept for payment, or pay for, any Shares tendered pursuant to the Offer. See Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase.

Antitrust.

U.S. Antitrust.    Under the HSR Act, and the related rules and regulations that have been issued by the U.S. Federal Trade Commission (the “FTC”), certain acquisition transactions may not be completed until certain information and documentary material has been furnished for review by the FTC and the Antitrust Division of the U.S. Department of Justice (the “Antitrust Division”) and certain waiting period requirements have been satisfied. These requirements apply to Parent’s and Purchaser’s acquisition of Shares in the Offer and the Merger.

Under the HSR Act, the purchase of Shares in the Offer may not be completed until the expiration of a 15-calendar-day waiting period following the filing of certain required information and documentary material concerning the Offer with the FTC and the Antitrust Division, unless the waiting period is earlier terminated by the FTC and the Antitrust Division. SCA and Philips intend to file separate Premerger Notification and Report Forms under the HSR Act with the FTC and the Antitrust Division in connection with the purchase of Shares in the Offer and the Merger on or about November 26, 2002. As a result, the required waiting period with respect to the Offer and the Merger would expire at 11:59 p.m., New York City time, on or about December 11, 2002, unless earlier terminated by the FTC or the Antitrust Division or one of the filing parties receives a request for additional information or documentary material prior to that time. If, within the 15-calendar-day waiting period, either the FTC or the Antitrust Division requests additional information or documentary material from SCA or Philips, the waiting period would be extended for an additional period of 10 calendar days following the date of its substantial compliance with that request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR rules. After that time, the waiting period could be extended only by court order or with filing parties’ consent. The FTC or the Antitrust Division may terminate the additional 10-calendar-day waiting period before its expiration. In practice, complying with a request for additional information or documentary material can take a significant period of time. Although InterTrust is also required to make an HSR filing with the FTC and the Antitrust Division in connection with the Offer, neither InterTrust’s failure to make that filing nor a request made to InterTrust from the FTC or the Antitrust Division for additional information or documentary material will extend the waiting period with respect to the purchase of Shares in the Offer and the Merger. The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions, such as Parent’s and Purchaser’s acquisition of Shares in the Offer and the Merger. At any time before or after the Purchaser’s purchase of Shares, the FTC or the Antitrust Division could take action under the antitrust laws that either considers necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares in the Offer and the Merger, the divestiture of Shares purchased in the Offer or the divestiture of substantial assets of InterTrust or any of its subsidiaries or affiliates. Private parties as well as state attorneys general may also bring legal actions under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the offer on antitrust grounds will not be made or, if such a challenge is made the result thereof. See Section 15 – “Certain Conditions of the Offer” of this Offer to Purchase.

If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with the proposed transaction, the parties may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. InterTrust and the parties have agreed to use all reasonable efforts to cooperate with one another in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental authorities in connection with the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated hereby; and timely making all such filings and timely seeking all such consents, approvals, permits or authorizations.

Antitrust – European Union.    Under Article 7(1) of Council Regulation (EEC) No. 4064/89 of 21 December 1989 on the Control of Concentrations between Undertakings, as amended (“EC Merger Regulation”), a concentration generally may not be completed before it is notified to the European Commission and it has been declared compatible with the common market pursuant to a decision under Article 6(1)(b) or Article 8(2) or on the basis of a presumption according to Article 10(6). Under Article 7(3), a public bid which has been notified to the European Commission may be implemented, provided that the acquirer does not exercise the voting rights attached to the securities in question until the conditions of Article 7(1) are satisfied or the acquirer exercises such rights only to maintain the full value of those investments, and on the basis of a derogation granted by the European Commission. The purchase of the Shares pursuant to the Offer falls under the definition of a notifiable concentration pursuant to the EC Merger Regulation.

Under the provisions of the EC Merger Regulation, the initial (Phase I) review period is one month, which may be extended under certain circumstances, including to a period of six weeks if the parties offer remedial undertakings during the initial three weeks of the Phase I period. If the European Commission has serious doubts whether a notified transaction is compatible with the common market, it may initiate Phase II proceedings, which last an additional four months. The parties intend to submit the notification on or about November 21, 2002. If the notification is accepted for filing by the commission as of November 21, 2002, the one-month Phase I review period would expire on December 23, 2002, unless extended.

The European Commission frequently scrutinizes under the EC Merger Regulation transactions such as the proposed acquisition of the Company pursuant to the Offer. The European Commission could take enforcement action under the EC Merger Regulation, including declaring that the concentration is incompatible with the common market or seeking the divestiture of Shares acquired by the parties or the divestiture of substantial assets of the Company or its subsidiaries or other forms of commitments by the parties. There can be no assurance that a challenge to the Offer on competition grounds will not be made by the Commission, or, if such a challenge is made, of the result thereof.

If the European Commission raises competition concerns in connection with the proposed acquisition of the Company pursuant to the Offer, the parties may engage in negotiations with the European Commission concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. The Company and the parties have agreed to use all reasonable efforts to cooperate with one another in determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, governmental authorities in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; and timely making all such filings and timely seeking all such consents, approvals, permits or authorizations.

Statutory Requirements.    In general, under the DGCL, a merger of two Delaware corporations requires the adoption of a resolution by the board of directors of each of the corporations desiring to merge approving an agreement and plan of merger containing provisions with respect to certain statutorily specified matters and the approval of such agreement by the stockholders of each corporation by the affirmative vote of the holders of at least a majority of all of the outstanding shares of stock entitled to vote on such matter, unless otherwise provided for in that corporation’s certificate of incorporation or in the case of a short-form merger as described in the next paragraph. Accordingly, except in the case of a short-form merger, a vote of at least a majority of the Stockholders is required in order to adopt the Merger Agreement. Assuming that the Minimum Condition is satisfied, upon consummation of the Offer, Purchaser would own sufficient Shares to enable it to satisfy the Stockholder approval requirement to approve the Merger. Purchaser intends to seek to consummate the Merger with InterTrust as promptly as practicable after the final purchase of shares pursuant to the Offer.

The DGCL also provides that if a parent corporation owns at least 90% of each class of the stock of a subsidiary, that corporation can effect a short-form merger with that subsidiary without the action of the other stockholders of the subsidiary. Accordingly, if as a result of the Offer or otherwise, Purchaser acquires or controls at least 90% of the outstanding Shares, Purchaser could, and intends to, effect the Merger without prior notice to, or any action by, any other Stockholder.

Appraisal Rights.    No appraisal rights are available in connection with the Offer. However, if the Merger is consummated, the Stockholders would have certain rights under Section 262 of the DGCL to dissent and demand appraisal of, and payment in cash of the fair value of, their Shares. Such rights, if the statutory procedures were complied with, could lead to a judicial determination of the fair value (excluding any element of value arising from the accomplishment or expectation of the Merger) required to be paid in cash to such dissenting holders for their Shares. Any such judicial determination of the fair value of Shares could be based upon considerations other than, or in addition to, the price paid in the Offer and the market value of the Shares, including asset values and the investment value of the Shares. The value so determined could be more or less than the purchase price per Share pursuant to the Offer or the consideration per Share to be paid in the Merger. If any holder of Shares who demands appraisal under Section 262 of the DGCL fails to perfect, or effectively withdraws or loses his or her right to appraisal, as provided in the DGCL, each of the Shares of such holder will be converted into the Share Price in accordance with the Merger Agreement. A stockholder may withdraw his or her demand for appraisal by delivery to Purchaser of a written withdrawal of his or her demand for appraisal prior to the Merger. Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of such rights.

THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO

BE FOLLOWED BY STOCKHOLDERS DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

“Going Private” Transactions.    The Commission has adopted Rule 13e-3 under the Exchange Act which is applicable to certain “going private” transactions and which may under certain circumstances be applicable to the Merger or another business combination following the purchase of Shares pursuant to the Offer in which Parent or Purchaser seeks to acquire the remaining Shares not held by them. However, Rule 13e-3 would be inapplicable if (i) the Shares are deregistered under the Exchange Act prior to the Merger or other business combination or (ii) the Merger or other business combination is consummated within one year after the purchase of the Shares pursuant to the Offer and the amount paid per Share in the Merger or other business combination is at least equal to the amount paid per Share in the Offer. If applicable, Rule 13e-3 requires, among other things, that certain financial information concerning the fairness of the proposed transaction and the consideration offered to minority stockholders in such transaction be filed with the Commission and disclosed to Stockholders prior to the consummation of the transaction.

17.    Certain Fees and Expenses.

Parent has retained Georgeson Shareholder Communications Inc. as Information Agent in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee Stockholders to forward material relating to the Offer to beneficial owners of Shares. Parent will pay the Information Agent reasonable and customary compensation for these services in addition to reimbursing the Information Agent for its reasonable out-of-pocket expenses. Parent has agreed to indemnify the Information Agent against certain liabilities and expenses in connection with the Offer, including certain liabilities under the U.S. federal securities laws.

In addition, Parent has retained Mellon Investor Services LLC as the Depositary. Parent will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, will reimburse the Depositary for its reasonable out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses, including certain liabilities under the U.S. federal securities laws.

Except as set forth above, Parent will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer. Parent will reimburse brokers, dealers, commercial banks and trust companies and other nominees, upon request, for customary clerical and mailing expenses incurred by them in forwarding offering materials to their customers.

18.    Miscellaneous.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares residing in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

In jurisdictions whose laws require that the Offer be made by a licensed broker or dealer, the Offer shall be deemed to be made on Purchaser’s behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Parent, Purchaser, Philips, SCA and Stephens have filed with the Commission the Schedule TO, together with Exhibits, pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer, and may file amendments thereto. Such Schedule TO, including Exhibits, and any amendments thereto, may be examined and copies may be obtained from the Commission in the same manner as described in Section 8 – “Certain Information Concerning InterTrust” of this Offer to Purchase with respect to information concerning InterTrust.

No person has been authorized to give any information or to make any representation on behalf of Purchaser not contained in this Offer to Purchase or in the related Letter of Transmittal and, if given or made, any such information or representation must not be relied upon as having been authorized. Neither the delivery of the Offer to Purchase nor any purchase of Shares pursuant to the Offer will, under any circumstances, create any implication that there has been no change in the affairs of Parent, Purchaser or InterTrust since the date as of which information is furnished or the date of this Offer to Purchase.

FIDELIO SUB, INC.

November 22, 2002

Schedule I

The Board of Managers of Fidelio Acquisition Company, LLC

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each board manager of Fidelio Acquisition LLC are set forth below. References herein to ‘Fidelio Acquisition LLC’ mean Fidelio Acquisition Company LLC. Unless otherwise indicated below, the business address of each board manager is Fidelio Acquisition Company LLC c/o SCA, 550 Madison Avenue, 33rd Floor, New York, NY 10022-3321 and Koninklijke Philips Electronics N.V. Amstelplein 2, 1096 BC Amsterdam, The Netherlands. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Fidelio Acquisition LLC.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Elizabeth Coppinger United States	Board Manager
Ms. Coppinger is a Board Manager of Fidelio Acquisition Company LLC. She is Senior Vice-President of SCA and has held this position since April 2000. Previously, she was Vice-President of SCA from April 1997 until March 2000. Ms. Coppinger has also served since March 2001 as a Director of Lightspan, Inc. (an educational software business).

Toshimoto Mitomo Japan	Board Manager
Mr. Mitomo is a Board Manager of Fidelio Acquisition Company LLC. He is Vice-President of the Intellectual Property Department of SCA and has held this position since February 2000. Previously he was Director of the Intellectual Property Department from October 1998 until February 2000. Prior to that, he held the position of Manager of the Intellectual Property Department from October 1993 until October 1998.

James Patrick Nolan The Republic of Ireland	Board Manager
Mr. Nolan is a Board Manager of Fidelio Acquisition Company LLC. Mr. Nolan is Vice-President, Corporate Mergers and Acquisitions, of Royal Philips Electronics, Postbox 77900, 1070 MX Amsterdam, The Netherlands, and has held this position since January 2000. Previously, he was Senior Vice-President of Rabobank International, Rembrandt Tower, Amstelplein 1, 1096 BC Amsterdam, The Netherlands, from November 1995 until January 2000. Mr. Nolan has been a Director at Navigation Technologies Inc. since March 2000.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Ruud Peters The Netherlands	Board Manager
Mr. Peters is a Board Manager of Fidelio Acquisition Company LLC. Mr. Peters is Executive Vice-President and Chief Executive Officer, IP&S, of Philips International B.V., Groenewoudseweg 1, 5621 BA Eindhoven, and has held this position since January 1999. He held the position of Senior Vice-President and Capability Director, IP&S, of Philips from January 1997 through December 1998.

A. Robert Towbin United States	Board Manager
Mr. Towbin is a Board Manager of Fidelio Acquisition Company LLC. Mr. Towbin is a Managing Director of Stephens Group, Inc., 65 East 55th Street, New York, NY 10022, and has held this position since October 2002. From September 1995 through October 2002, he was Managing Director and Co-Chairman of C.E. Unterberg, 350 Madison Avenue, New York, NY 10017. He has served on the Boards of the Gerber Scientific, Inc. (a supplier of intelligent manufacturing systems), Globalstar Telecommunications Ltd. (wireless satellite and telecommunications services business), Globecomm Systems, Inc. (end-to-end, value-added, satellite-based communications infrastructure and services), and K&F Industries Inc. (a maker of aircraft braking systems and fuel tanks), since 1992, 1994, 1997 and 1993, respectively.

Directors and Executive Officers of Fidelio Sub, Inc.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Fidelio are set forth below. References herein to ‘Fidelio’ mean Fidelio Sub Inc. Unless otherwise indicated below, the business address of each director and executive officer is Fidelio Sub Inc. c/o SCA, 550 Madison Avenue, 33rd Floor, New York, NY 10022-3321 and Philips, Koninklijke Philips Electronics N.V. Amstelplein 2, 1096 BC Amsterdam, The Netherlands. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Fidelio.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Elizabeth Coppinger United States	Director, Vice-President, Corporate Secretary
Ms. Coppinger is Director, Vice-President and Corporate Secretary of Fidelio. Ms. Coppinger is also Senior Vice-President of SCA and has held this position since April 2000. Previously, she was Vice-President of SCA from April 1997 until March 2000. Ms. Coppinger has also served since March 2001 as a Director of Lightspan, Inc. (an educational software business).

Ruud Peters The Netherlands	Director, Vice-President
Mr. Peters is Director and Vice-President of Fidelio. Mr. Peters is Executive Vice-President and Chief Executive Officer, IP&S, of Philips International BV, Groenewoudseweg 1, 5621 BA Eindhoven, and has held this position since January 1999. He held the position of Senior Vice-President and Capability Director, IP&S, of Philips from January 1997 through December 1998.

A. Robert Towbin United States	Director, Vice-President
Mr. Towbin is Director and Vice-President of Fidelio. Mr. Towbin is a Managing Director of Stephens Group, Inc., 65 East 55th Street, New York, NY 10022, and has held this position since October 2002. From September 1995 through October 2002, he was Managing Director and Co-Chairman of C.E. Unterberg, 350 Madison Avenue, New York, NY 10017. He has served on the Boards of the Gerber Scientific, Inc. (a supplier of intelligent manufacturing systems), Globalstar Telecommunications Ltd. (wireless satellite and telecommunications services business), Globecomm Systems, Inc. (end-to-end, value-added, satellite-based communications infrastructure and services), and K&F Industries Inc. (a maker of aircraft braking systems and fuel tanks), since 1992, 1994, 1997 and 1993, respectively.

Directors and Executive Officers of Koninklijke Philips Electronics N.V.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Philips are set forth below. References herein to ‘Philips’ means Koninklijke Philips Electronics N.V. Unless otherwise indicated below, the business address of each director and executive officer is c/o Koninklijke Philips Electronics N.V., Rembrandt Tower, Amstelplein 2, 1096 BC Amsterdam, The Netherlands. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Philips.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Guy J.M. Demuynck Belgium	Senior Vice-President, Member of the Group Management Committee, President/CEO of Consumer Electronics Division
Mr. Demuynck is a Member of the Group Management Committee and President/CEO of Consumer Electronics and has held these positions since April, 2000. Prior to April 2000, he was a Member of the Management of various Philips Consumer Electronics businesses.

Gottfried H. Dutiné Germany	Executive Vice-President, Member of the Board of Management and Group Management Committee
Mr. Dutiné joined Philips Electronics in February of 2002. Previously he was Vice-President of the Telecom Board Committee of Alcatel, and Area President of Alcatel for Central & Eastern Europe and Russia from the end of 1997 until February 2002. Between 1989 and the end of 1997, he held several positions with Robert Bosch GmbH.

Sir Richard Greenbury United Kingdom	Supervisory Board Member	Sir Greenbury has been a Member of the Supervisory Board since 1998 (second term expires in 2006). He is also former Chairman and Chief Executive Officer of Marks & Spencer.

David Hamill United Kingdom	Senior Vice-President, President/CEO of the Lighting Division of Royal Philips Electronics
Mr. Hamill is a Member of the Group Management Committee and President/CEO of the Lighting Division and has held these positions since May 2001. Also, he is the Executive President of Philips Lighting and CEO of the Lamps Business Group. In addition, he was the Chairman of the LumiLeds Board between November 1998 and May 2001. From 1996 until November 1998 he was the President of Philips Lighting Asia Pacific.

J-M. Hessels The Netherlands	Supervisory Board Member	Mr. Hessels has been a Member of the Supervisory Board since 1999 (first term expires in 2003). He is also former Chief Executive Officer of Royal Vendex KBB.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Jan H.M. Hommen The Netherlands	Executive Vice-President; Vice-Chairman of the Board of Management; Member of the Group Management Committee; Chief Financial Officer
Mr. Hommen has been Vice Chairman of the Board of Management since April 1, 2002. He has been a Member of the Group Management Committee and Chief Financial Officer of Philips since March 1997. From 1997 to 1999, Mr. Hommen was a Member of the Supervisory Board of Polygram N.V. Mr. Hommen was also a Director of Medquist.

Tjerk Hooghiemstra The Netherlands	Senior Vice-President; Member of the Group Management Committee
Mr. Hooghiemstra is a Member of the Group Management Committee of Philips since April 2000 and is responsible for Human Resources Management. From 1996 through 2000, Member of the Human Resources Management of the Philips Consumer Electronics Division.

Ad Huijser The Netherlands	Executive Vice-President; Member of the Board of Management; Member of the Group Management Committee; Chief Technology Officer
Mr. Huijser is Chief Technology Officer, Member of the Board of Management, Member of the Group Management Committee and CEO of Philips Research and has held these positions since May 2001, March 2002, April 1999 and October 1998 respectively. He was a Member of Management Philips Multimedia Center from 1996 through 1998.

Jouko A. Karvinen Finland	Senior Vice-President; President/CEO of the Medical Systems division of Royal Philips Electronics
Mr. Karvinen has been President/CEO of Medical Systems Division of Royal Philips Electronics since October 2002. Previously, he was Executive Vice-President at ABB Group and a Member of the Group Executive Committee from November 2001 until October 2002. From 1998 until 2001, he was Senior Vice President, Global Business Area-Automation Power Products. From 1993 until 1998, he served as Vice-President, Global Business Unit-Drives, Products and Systems.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Gerard J. Kleisterlee The Netherlands	President/CEO; Chairman of the Board of Management; Chairman of the Board of the Group Management Committee
Mr. Kleisterlee has been President/CEO and Chairman of the Board of Management of Philips and has held these positions since April 2001. Gerard Kleisterlee was previously appointed Chief Operating Officer of Philips in September 2000. Mr. Kleisterlee has been a Member of the Group Management Committee and President/CEO of Philips Components since January 1999, and Executive Vice-President of Royal Philips Electronics and a Member of the Board of Management since April 2000. He became President of Philips Taiwan and Regional Manager for Philips Components in Asia-Pacific in 1996 and served in this position until January 1999. He was also responsible for the activities of the Philips group in China from September 1997 to June 1998. He was elected Director of Vivendi Universal in July 2002.

W. de Kleuver The Netherlands	Vice-Chairman; Secretary of the Supervisory Board
Mr. de Kleuver has been a Member of the Supervisory Board since 1998 (second term expires in 2006). From 1996 to 1998, he served as Executive Vice-President, Member of the Board of Management, and the Group Management Committee of Royal Philips Electronics.

Scott McGregor United States	Senior Vice-President; President/CEO of the Semiconductors division of Royal Philips Electronics
Mr. McGregor has been a Member of the Group Management Committee as well as President/CEO of Philips Semiconductors since January 2002. Mr. McGregor joined Philips Semiconductors in February 1998. Prior to joining Philips he held senior management positions at the Xerox Palo Alto Research Center, Microsoft, Digital Equipment and SCO.

Prof. K.A.L.M. van Miert Belgium	Supervisory Board Member	Prof. van Miert has been a Member of the Supervisory Board since 2000 (first term expires in 2004). He is currently President of Nyenrode University since 2000.

Jan Oosterveld The Netherlands	Senior Vice-President; Member of the Group Management Committee	Mr. Oosterveld is a Member of the Group Management Committee of Philips and is responsible for Corporate Strategy. He has held these positions since May 1997.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Arthur P.M. van der Poel The Netherlands	Executive Vice-President; Member of the Board of Management and the Group Management Committee
Mr. van der Poel is a Member of the Board of Management of Philips since May 1998, has been a Member of the Group Management Committee since May 1996. He is also a Member of the Board of Directors of Taiwan Semiconductor Manufacturing Company LTD. From May 1996 until September 2001, Mr. van der Poel was the President/CEO of the Semiconductor Division of Royal Philips Electronics.

L. Schweitzer France	Supervisory Board Member	Mr. Schweitzer has been a Member of the Supervisory Board since 1997 (second term expires in 2005). He is also Chairman and CEO of Renualt.

Ad H.A. Veenhof The Netherlands	Senior Vice-President; Member of the Group Management Committee; President/CEO of Domestic Appliances and Personal Care Division of Royal Philips Electronics
Mr. Veenhof is a Member of the Group Management Committee of Philips and has held this position since January 1996. He is also President/CEO of Philips’ Domestic Appliances and Personal Care Division and has held this position since 1996.

L.C. van Wachem The Netherlands	Chairman of the Supervisory Board
Mr. van Wachem has been Chairman of the Supervisory Board since March 1999. He has been a Member of the Supervisory Board since 1993 (third term expires in 2005). He is former Chairman of the Committee of Managing Directors of the Royal Dutch/Shell Group and current Chairman of the Supervisory Board of Royal Dutch Petroleum Company. He is also a Member of the Supervisory Board of Akzo Nobel, BMW and Bayer, and Member of the Board of Directors of IBM, ATC and Zürich Financial Services.

Arie Westerlaken The Netherlands	Senior Vice-President; Chief Legal Officer; Member of the Group Management Committee
Mr. Westerlaken has been a Member of the Group Management Committee since May 1998, Secretary of the Board of Management since August 1997 and Chief Legal Officer since April 1996. Also, Mr. Westerlaken is General Secretary, Secretary of the Board of Management. In addition, he is a Member of the Supervisory Board of Atos Origin S.A.

Directors and Executives Officers of Sony Corporation

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Sony are set forth below. References herein to ‘Sony’ mean Sony Corporation. Unless otherwise indicated below, the business address of each director and executive officer is c/o Sony Corporation, 7-35 Kitashinagawa 6-chome Shinagawa-ku Tokyo 141-0001, Japan. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Sony.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Kunitake Ando Japan	Director, President, Chief Operating Officer
Mr. Ando is President and Chief Operating Officer, Representative Director, of Sony and has held this position since June 2000. Previously, he was Executive Deputy President and Chief Operating Officer of Sony between April 2000 and May 2000. Mr. Ando held the position of Corporate Senior Executive Vice-President of Sony from June 1999 through March 2000. He was President and Chief Operating Officer, Personal IT Network Company, of Sony from April 1999 through May 1999. He held the positions of Corporate Senior Vice-President of Sony from June 1998 through March 1999. He was Corporate Vice-President of Sony from June 1997 until May 1998.

Teruaki Aoki Japan	Corporate Executive Vice-President and Officer in charge of Procurement Center
Mr. Aoki is Corporate Executive Vice-President of Sony and Officer in charge of Procurement Center and has held these positions since May 2000. Previously, he was Group Executive Officer from May 1998 until May 2000. He was President and Chief Operating Officer of Sony Electronics Inc. from April 1998 through April 2000. From June 1997 until April 1998, he held the position of Corporate Senior Vice-President.

Ryoji Chubachi Japan	Corporate Senior Vice-President and President of Core Technology Network Company
Mr. Chubachi is Corporate Senior Vice-President and President of Core Technology & Network Company of Sony and has held these positions since June 2002 and April 2002, respectively. He held the position of Corporate Vice-President from June 1999 through March 2002. Previously he was Senior Vice-President of Core Technology & Network Company and President of Media Recording Company, Core Technology & Network Company, from April 1999 until June 1999. He was Vice-President of Recording Media and Energy Company from January 1998 until April 1999. He held the position of General Manager, Video Tape Department, Recording Media Division, recording Media & Energy Company from April 1994 through December 1997.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Nobuyuki Idei Japan	Director, Chairman and Chief Executive Officer
Mr. Idei is Chairman and Chief Executive Officer, Representative Director of Sony Corporation, 6-7-35 Kita-Shinagawa, Shinagawa-ku, Tokyo 141-0001, Japan, and has held this position since June 2000. Previously, he was President and Representative Director, Chief Executive Officer of Sony from June 1999 until May 2000. From May 1998 through May 1999, he held the position of President and Representative Director, Co-Chief Executive Officer of Sony. He was President and Representative Director, Chief Operating Officer of Sony from April 1995 until April 1998.

Keiji Kimura Japan	Corporate Senior Vice-President and President of Mobile Network Company
Mr. Kimura is Corporate Senior Vice-President and President of Mobile Network Company of Sony and has held these positions since June 2002 and April 2001, respectively. He held the position of Corporate Vice-President from June 2000 until April 2001. He was President of Information Technology Company, a former internal unit of Sony Corporation from April 2000 until June 2000. Previously, he was Vice-President, Personal IT Network Company, from September 1999 through March 2000. He held the position of General Manager, Business Strategy Department, Information Technology, Company, Personal IT Network Company, from April 1999 until September 1999. Previously, he was Vice-President, Information Technology Company from September 1997 until April 1999.

Testsujiro Kondo Japan	Corporate Senior Vice-President, President of A3 Research Center; Deputy President of Institute of Strategy
Mr. Kondo has been Corporate Senior Vice-President since June 2001, President of A3 Research Center since April 2000, Deputy President of Institute of Strategy of Sony since April 2001. He served as Chief Technical Officer from July 2000 until April 2001. He was President of Algorithm Research Center, a formal internal research center of Sony, from April 1999 until June 1999. He had previously served as General Manager of the Algorithm Research Center from March 1996.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Akira Kondoh Japan	Corporate Senior Executive Vice-President and Corporate Treasurer, Officer in charge of Accounting, Taxation and Finance
Mr. Kondoh is Corporate Senior Executive Vice-President and Corporate Treasurer of Sony, Officer in charge of Accounting, Taxation and Finance and has held this position since June 2002. He was Corporate Senior Executive Vice-President and Chief Administration Officer from April 2001 until June 2002. Previously, he was Corporate Senior Executive Vice-President and Deputy Chief Financial Officer from May 2000 until April 2001. Previously, he was Deputy President of Dawai Securities SB Capital Markets Co., Ltd. from April 1999 through April 2000. From June 1997 until April 1999, he was Managing Director at The Sumitomo Bank, Limited.

Ken Kutaragi Japan	Director
Mr. Kutaragi is President and Chief Executive Officer of Sony Computer Entertainment Inc., Chairman and Chief Executive Officer of Sony Computer Entertainment America Inc. and Director of a Sony and has held this position since April 1999, April 1997 and June 2000, respectively. He held the position of Group Executive Officer of Sony from May 1998 until May 2000. He held the positions of SCE Group Executive, Executive Vice-President and Co-Chief Operating Officer of Sony Computer Entertainment Inc. from October 1997 through March 1999. From June 1997 until September 1997, he was SCE Group Executive and Executive Vice-President of Sony Computer Entertainment Inc.

Goran Lindahl Sweden	Director
Mr. Lindahl is a Director of Sony and has held this position since June 2001. Previously, he was President and Chief Executive Officer of Asea Brown Boveri Ltd. from January 1997 until December 2000 and Director of Asea Brown Boveri Ltd. from March 1999 until March 2001. He is also a Member of the International Advisory Board, Salomon Smith Barney International, USA since February 1999, Director of LM Ericsson Telephone Co., Sweden since April 1999 and Director of E.I. DuPont de Nemours, USA since June 1999.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Teruo Masaki Japan	Director
Mr. Masaki is Corporate Senior Executive Vice-President, Director, and General Counsel, Officer in Charge of Legal Matters, Intellectual Property & Compliance of Sony and has held these positions since June 2000 and June 2002, respectively. He was Senior Managing Director of Sony from June 1999 through May 2000. He was Group Executive Officer of Sony from June 1998 through May 1999. Mr. Masaki was Deputy President from June 1997 until May 1998. He held the position of Executive Vice-President from March 1997 until May 1997.

Takeo Minomiya Japan	Corporate Executive Vice-President, President of Semiconductor Network Company
Mr. Minomiya has served as Corporate Executive Vice-President since June 2001 and President of Semiconductor Network Company of Sony since August 2000. He was President of LSI Business and Technology Development Group, Core Technology and Network Company from November 1999 through August 2000. He had previously served as President of the Sony Corporation, Recording Media and Energy Company from June 1998 to November 1999 and President of the Sony Corporation, Advanced Production Laboratories from April 1997 through June 1998.

Minoru Morio Japan	Director, Vice Chairman
Mr. Morio is Director and Vice Chairman for Sony and has held this position since June 2000. He is also Executive Representative, Technology since June 1999, Chairman of Sony EMCS Corporation since June, 2000 and Chairman of Sony Ericsson Mobile Communications Japan, Inc. since October, 2001. He was Chief Technology Officer of Sony Corporation from July 1995 to June 1999.

Iwao Nakatani Japan	Director
Mr. Nakatani is Director of Sony and has held this position since June 1999. He is also a Professor at the School of Management and Information Science, Tama University since October 1999, Director of JSAT Corporation since June 2000, Director of ASKUL Corporation since October 2000, President of Tama University since September 2001 and Director of Research at UFJ Institute Ltd. since April 2002. Previously, he was a Member of the Advisory Group for Economic Structural Reform from September 1993 until August 1998, Deputy Chairman of the Economic Strategy Council of Japan from August 1998 until June 1999 and Director of Research at SRIC Corporation from April 2000 until June 2000.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Masayuki Nozoe Japan	Sector President of Network Application & Content Service Sector and Corporate Executive Vice-President
Mr. Nozoe is Sector President of Network Application & Content Service Sector since April 2002 and Corporate Executive Vice-President of Sony since June 2002. Previously, he was Executive Vice-President of Sony Pictures Entertainment, Inc. from October 1996 until September 1999, Co-President of Sony Pictures Entertainment from September 1999 until June 2000, Corporate Senior Vice-President from June 2000 to June 2002, Deputy President of Home Network Company from June 2000 until April 2001, President, Broadband Business Center, Home Network Company from August 2000 until April 2001 and Co-President of Broadband Solutions Network Company from April 2001 until April 2002.

Norio Ohga Japan	Chairman of the Board
Mr. Ohga is Chairman of the Board of Sony and has held this position since June 2000. Previously, he was Chairman and Representative Director from June 1999 through May 2000. From April 1995 through May 1999, he held the positions of Chairman and Representative Director and Chief Executive Officer at Sony. Mr. Ohga is President of the Tokyo Philharmonic Orchestra and has held this position since April 1999. From April 1999 through March 2001, he served as Chair of The Japan Intellectual Property Association. He held the position of Chairman of the Housing and Building Land Council, Ministry of Construction from September 1998 through January 2001. Mr. Ohga was Chairman of the Committee on Administrative Reform, Keidanren (Japan Federation of Economic Organizations) from May 1998 through May 2002. From May 1994 until May 1998, he was Chairman of the Committee on New Businesses, Keidanren (Japan Federation of Economic Organizations). From February 1989 through November 1997, he served as Vice Chairman of the Tokyo Chamber of Commerce and Industry. From May 1997 until May 1998, he was Vice Chairman of the Board of Councillors, Keidanren (Japan Federation of Economic Organizations).

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Mitsuru Ohki Japan	Corporate Executive Vice-President; Officer in Charge of Corporate External Relations and Public Relations
Mr. Ohki has served as Corporate Executive Vice-President since June 2001 and Officer in charge of Corporate External Relations and Public Relations since April 2001. He had previously served as President of the Sony Corporation, Broadcasting and Professional Systems Company from January 1998 until June 1999. Mr. Ohki was a Corporate Vice-President of the Sony Corporation from June 1997 until June 1998.

Akishige Okada Japan	Director
Mr. Okada is Director of Sony and has held this position since June 2002. Previously, he was President of The Sakura Bank, Ltd. from June 1997 until April 2001. He is also Chairman of the Sumitomo Mitsui Banking Corp. since April 2001.

Nobuyuki Oneda Japan	Group Executive Officer
Mr. Oneda has served as Group Executive Officer since May 2000. Prior to that he served as Deputy President and Chief Financial Officer, Sony Electronics Inc. and Chief Financial Officer of the Sony Corporation of America from April 2000 until January 2002.

Hiromasa Otsuka Japan	Corporate Vice-President; President of Broadband Network Center; Sector Officer, Network Application & Content Service Sector; Network Company President, Broadband Network Center
Mr. Otsuka is Corporate Vice-President, President of Broadband Network Center, Sector Officer, Network Application & Content Service Sector of Sony and Network Company President, Broadband Network Center. He has held these positions since June 2002, April 2002, April 2002 and April 2001, respectively. Previously, he was President, Telecommunications & Service Company from July 2001 until April 2002. He was President of eSONY Development Group, an internal unit of Sony Corporation, from April 2000 until June 2001. From October 1999 until April 2000, Mr. Otsuka held the position of General Manager, Network Business Strategy Department. He was Senior Vice-President, Digital Network Solutions, from April 1999 until October 1999. From January 1998 until April 1999, he held the position of Vice-President, Digital Network Solutions Company. Previously, he held the position of Senior Vice-President, New Business Development, Sony Electronics Inc. from July 1996 through December 1997.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Howard Stringer United States	Chairman, Chief Executive Officer and Director
Mr. Stringer is Chairman, Chief Executive Officer and Director of SCA and has held these positions since June 1999. Previously, he was the President and Chief Operating Officer of SCA from May 1997 to May 1999. He has also served as Director at Six Continents PLC since May 2002.

Shizuo Takashino Japan	Executive Deputy President and President of Broadband Solutions Network Company
Mr. Shizuo is Executive Deputy President and President of Broadband Solutions Network Company of Sony Corporation and has held these positions since June 2002 and April 2001, respectively. He held the position of Corporate Senior Executive Vice-President from June 1999 until March 2001. Previously, he was President and Chief Operating Officer of Home Network Company from April 1999 until May 1999. From June 1997 until April 1999, he was Corporate Senior Vice-President.

Mario Tokoro Japan	Corporate Executive Vice-President and co-Chief Technology Officer, President of Network and Software Technology Center of Sony Corporation, and President of Sony Computer Science Laboratories, Inc.
Mr. Tokoro is Executive Vice-President since June 1999, co-Chief Technology Officer since April 2002, President of Network and Software Technology Center of Sony Corporation since April 2001 and President of Sony Computer Science Laboratories, Inc. and has held these positions since June 1998. Previously, he was President of IT Laboratories, Sony Corporation and Director of Sony Computer Science Laboratory Inc. from April 1997 until June 1997, Corporate Senior Vice-President of Sony Corporation from June 1997 until July 1998, President of Information & Network Technologies Laboratories, Sony Corporation from April 1999 until June 1999 and President of Internet Laboratories from April 2001 until April 2002.

Teruhisa Tokunaka Japan	Director, Executive Deputy President and Chief Financial Officer
Mr. Tokunaka is Executive Deputy President and Chief Financial Officer, Representative Director, of Sony, a position he has held since April 2000. He was Senior Managing Director and Chief Financial Officer of Sony from June 1999 until March 2000. He held the positions of Corporate Executive Vice-President and Deputy Chief Financial Officer of Sony from April 1999 through May 1999. He was Group Executive Officer of Sony from May 1998 through March 1999. Mr. Tokunaka was President of Sony Computer Entertainment Inc. from April 1995 until April 1998.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Katsuaki Tsurushima Japan	Corporate Executive Vice-President and Corporate Chief Technology Officer
Mr. Tsurushima is Corporate Executive Vice-President and Corporate Chief Technology Officer of Sony and has held these positions since June 2001 and June 2000, respectively. Previously, he was Deputy President of Technology and Network Company from April 2001 until June 2001. He was Corporate Executive Vice-President from June 2000 until April 2001. Previously he was President, Storage Solutions Company, Core Technology and Network Company, from April 2000 through March 2001. From April 1999 until April 2000, he held the positions of Executive Vice-President, Core Technology and Network Company, President, Core Technology Development Center, and President, Magnetic System Company. He was Corporate Vice-President from June 1997 until April 1999. He also held the positions of Senior General Manager, Super Audio CD Business Center and Company Chief Technology Officer, Computer Peripherals & Components Company, from April 1998 and May 1998, respectively, until April 1999.

Yoshihiro Taya Japan
Director, Sony Information System Solutions Corporation, Group Executive Officer; Sector Officer of Network Applications and Content Service Sector, Director, Sony Trading International Corporation, Director, Corporate Senior Vice-President, Sony EMCS Corporation and General Manager, Global EMCS Office

Mr. Taya is Director, Sony Information System Solutions Corporation, Group Executive Officer, Sector Officer of Network Applications and Content Service Sector, Director, Sony Trading International Corporation, of Sony Corporation, and Director, Corporate Senior Vice-President, Sony EMCS Corporation and General Manager, Global EMCS Office. He has held these positions since July 2002, June 2002, May 2002, June 2001 and April 2001, respectively. From April 1999 until April 2001, he held the positions of Vice-President, Personal IT Network Company, and Senior General Manager, Personal IT Network Company Corporate Planning Group, Personal IT Network Company. Previously, he was Vice-President, Information Technology Company, from September 1997 until April 1999.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Senji Yamamoto Japan	Group Executive Officer, Sector Officer of Network Applications and Content Service Sector, and President, Sony Communication Network Corporation
Mr. Yamamoto is Group Executive Officer, Sector Officer of Network Applications and Content Service Sector, and President, Sony Communication Network Corporation. He has held these positions since May 2000 and January 1998, respectively. He was Director of Sony Systems Design Corporation from November 1995 until January 1998.

Tsutomo Yamashita Japan	Corporate Senior Vice-President and President of Home Network Company
Mr. Yamashita is Corporate Senior Vice-President of Sony Corporation since June 2001 and President of Home Network Company since April 2001. Previously, he was Vice-President of the Display Company from April 1996 until January 1998, Senior Vice-President of the Display Company from January 1998 until April 1999, Senior Vice-President of the Home Network Company and President of TV.1. Division Company, Home Display Company from April 1999 until June 1999, Corporate Vice-President from June 1999 until April 2000, President of Visual Entertainment Group from April 2000 until April 2001 and President of Home Visual Company from April 2001 until June 2001.

Kenichiro Yonezawa Japan	Corporate Executive Vice-President, Corporate Human resources and Corporate General Affairs
Mr. Yonezawa is Corporate Executive Vice-President Corporate Human Resources since June 2000 and Corporate General Affairs, of Sony Corporation and has held this position since April 2001. Previously, he was Senior General Manager of the Legal Division from April 1997 until June 1998, Corporate Vice-President from June 1998 until July 1998 and Officer in charge of Corporate Legal & Intellectual Property from July 1998 until June 2000.

Directors and Executive Officers of SCA

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of SCA are set forth below. References herein to ‘SCA’ mean Sony Corporation of America. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with SCA.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Kunitake Ando Japan*	Director
Mr. Ando is President and Chief Operating Officer, Representative Director of Sony, and has held this position since June 2000. Previously, he was Executive Deputy President and Chief Operating Officer of Sony Corporation between April 2000 and May 2000. Mr. Ando held the position of Corporate Senior Executive Vice-President of Sony Corporation from June 1999 through March 2000. He was President and Chief Operating Officer, Personal IT Network Company, of Sony Corporation from April 1999 through May 1999. He held the positions of Corporate Senior Vice-President of Sony Corporation from June 1998 through March 1999. He was Corporate Vice-President of Sony Corporation from June 1997 until May 1998.

H. Paul Burak United States†	Director	Mr. Burak is a Director of SCA. Additionally, he is a Partner at Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, NY 10022 and has held this position since 1969.

Mary Jo Green United States†	Senior Vice-President, Treasurer
Ms. Green is Senior Vice-President and Treasurer of SCA and has held these positions since March 2001. Previously, Ms. Green was a Vice-President and Treasurer, positions she held from March 1986 through March 2001, at Pitney Bowes Inc., 1 Elmcroft Road, Stamford, CT 06902.

Karen Lee Halby United States†	Senior Vice-President, Tax
Ms. Halby is Senior Vice-President, Tax, of SCA and has held this position since January 2000. Previously, she was Vice-President, Tax, from November 1996 through December 1999, at Coty Inc., 1325 Avenue of the Americas, New York, NY 10019.

*	Business address is c/o Sony Corporation, 7-35 Kitashinagawa 6-chome Shinagawa-ku Tokyo 141-0001, Japan.
†	Business address is c/o Sony Corporation of America, 550 Madison Avenue, 33rd Floor, New York, New York 10022-3321.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Tsunao Hashimoto Japan*	Advisor
Mr. Hashimoto is an Advisor for Sony Corporation and has held this position since November 2002. He was also Senior Advisor of Sony Corporation from June 1998 through October 2002. He was Senior Advisor of Sony Life Insurance Co., Ltd. from July 2001 through October 2002. From April 1999 and June 2000, he was Director of Sony Marketing (Japan) Inc. From June 1998 through March 1999, he served as Senior Advisor, Director of Sony Marketing (Japan) Inc. Mr. Hashimoto was Chairman, Director of Sony Marketing (Japan) Inc. from April 1997 through May 1998. He was Vice Chairman, Representative Director of Sony Corporation from April 1995 through April 1998. He is also Senior Advisor of Sony Life Insurance Co., Ltd. and has held this position since July 2001.

Nobuyuki Idei Japan*	Director
Mr. Idei is Chairman and Chief Executive Officer, Representative Director of Sony Corporation, 6-7-35 Kita-Shinagawa, Shinagawa-ku, Tokyo 141-0001, Japan, and has held this position since June 2000. Previously, he was President and Representative Director, Chief Executive Officer of Sony Corporation from June 1999 until May 2000. From May 1998 through May 1999, he held the position of President and Representative Director, Co-Chief Executive Officer of Sony. He was President and Representative Director, Chief Operating Officer of Sony from April 1995 until April 1998.

Kenji Kitatani Japan*	Executive Vice-President
Mr. Kitatani is Executive Vice-President of SCA, a position he has held since April 2001. From October 1999 until March 2001, he served as Executive Strategist of SCA. From September 1992 through March 2001, he also held the position of President at Tokyo Dome Enterprises Corporation, 146 West 57th Street, New York, NY 10019. From April 1989 through March 1999, he was Counsel on International Affairs at Tokyo Broadcasting Systems Inc., Akasaka, Minato Tokyo, Japan. Mr. Kitatani is also a director of Music Choice Europe, Music Choice USA, and Tokyo Dome Corporation, positions he has held since May 2002, May 2002 and April 1993, respectively.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Steven E. Kober United States†	Senior Vice-President, Controller	Mr. Kober is Senior Vice-President and Controller of SCA.

Ken Kutaragi Japan*	Director
Mr. Kutaragi is President and Chief Executive Officer of Sony Computer Entertainment Inc., Chairman and Chief Executive Officer of Sony Computer Entertainment America Inc. and Director of Sony Corporation and has held this position since April 1999, April 1997 and June 2000, respectively. He held the position of Group Executive Officer of Sony Corporation from May 1998 until May 2000. He held the positions of SCE Group Executive, Executive Vice-President and Co-Chief Operating Officer of Sony Computer Entertainment Inc. from October 1997 through March 1999. From June 1997 until September 1997, he was SCE Group Executive and Executive Vice-President of Sony Computer Entertainment Inc.

Teruo Masaki Japan*	Director
Mr. Masaki is Corporate Senior Executive Vice-President, Director, and General Counsel, Officer in Charge of Legal Matters, Intellectual Property & Compliance of Sony Corporation and has held these positions since June 2000 and June 2002, respectively. He was Senior Managing Director of Sony Corporation from June 1999 through May 2000. He was Group Executive Officer of Sony Corporation from June 1998 through May 1999. Mr. Masaki was Deputy President from June 1997 until May 1998. He held the position of Executive Vice-President from March 1997 until May 1997.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Norio Ohga Japan*	Chairman of the Board
Mr. Ohga is Chairman of the Board of Sony and has held this position since June 2000. Previously, he was Chairman and Representative Director from June 1999 through May 2000. From April 1995 through May 1999, he held the positions of Chairman and Representative Director and Chief Executive Officer at Sony Corporation. Mr. Ohga is President of the Tokyo Philharmonic Orchestra and has held this position since April 1999. From April 1999 through March 2001, he served as Chair of The Japan Intellectual Property Association. He held the position of Chairman of the Housing and Building Land Council, Ministry of Construction from September 1998 through January 2001. Mr. Ohga was Chairman of the Committee on Administrative Reform, Keidanren (Japan Federation of Economic Organizations) from May 1998 through May 2002. From May 1994 until May 1998, he was Chairman of the Committee on New Businesses, Keidanren (Japan Federation of Economic Organizations). From February 1989 through November 1997, he served as Vice Chairman of the Tokyo Chamber of Commerce and Industry. From May 1997 until May 1998, he was Vice Chairman of the Board of Councillors, Keidanren (Japan Federation of Economic Organizations).

Nicole K. Seligman United States†	Executive Vice-President; General Counsel
Ms. Seligman is Executive Vice-President and General Counsel of SCA and has held these positions since September 2001. From October 1985 to August 2001, Ms. Seligman was a Partner at Williams & Connolly LLP, 725 12th Street, NW Washington DC 20005.

Howard Stringer United States†	Chairman; Chief Executive Officer; Director
Mr. Stringer is Chairman, Chief Executive Officer and Director of SCA and has held these positions since June 1999. Previously, he was the President and Chief Operating Officer of SCA from May 1997 until June 1999. He has also served as Director at Six Continents PLC since May 2002.

Emily Susskind United States†	Executive Vice-President
Ms. Susskind is Executive Vice-President of SCA and has held this position since March 2001. Previously, she was Senior Vice-President of SCA from October 1998 until February 2001. Ms. Susskind was Senior Vice-President, Dow Jones Markets, Technology, from July 1997 through July 1998 at Dow Jones & Company, 1 World Financial Center, New York, NY 10281.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Teruhisa Tokunaka Japan*	Director
Mr. Tokunaka is Executive Deputy President and Chief Financial Officer, Representative Director, of Sony, a position he has held since April 2000. He was Senior Managing Director and Chief Financial Officer of Sony from June 1999 until March 2000. He held the positions of Corporate Executive Vice-President and Deputy Chief Financial Officer of Sony from April 1999 through May 1999. He was Group Executive Officer of Sony from May 1998 through March 1999. Mr. Tokunaka was President of Sony Computer Entertainment Inc. from April 1995 until April 1998.

Robert S. Wiesenthal United States†	Executive Vice-President, Chief Financial Officer
Mr. Wiesenthal is Executive Vice-President, Chief Financial Officer of SCA and has held this position since January 2002 and June 2000, respectively. Previously, he was a Managing Director at the Investment Banking Department, Media and Telecommunications Group, from January 1999 through May 2000, at Credit Suisse First Boston, 11 Madison Avenue, New York, NY 10010. Prior to that, he was a Director of the Investment Banking Department, Media and Telecommunications Group at Credit Suisse First Boston.

Directors and Executive Officers of Stephens Group, Inc.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Stephens Group, Inc., the parent company of Stephens Acquisition LLC, are set forth below. References herein to ‘Stephens Group’ mean Stephens Group, Inc. Unless otherwise indicated below, the business address of each director and officer is c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Stephens Group. All directors and officers listed below are citizens of the United States.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Curtis F. Bradbury Jr.	Director	Mr. Bradbury is a Director.

Craig D. Campbell	Director	Mr. Campbell is a Director.

Vernon J. Giss	Director	Mr. Giss is a Director.

Jon E. M. Jacoby	Director; Executive Vice-President	Mr. Jacoby is an Executive Vice-President and a Director. He has served on the Boards of Eden Bioscience Corporation, Power One, Inc., Delta Pine Land Company and Sangamo Biosciences, Inc.

Bess C. Stephens	Director	Mrs. Stephens is a Director.

Jackson T. Stephens	Chairman	Mr. Stephens is Chairman.

Warren A. Stephens	Director; President	Mr. Warren is President and a Director. He has served on the Boards of Alltel Corporation and Dillards Department Stores.

Wilton R. Stephens Jr.	Director; Senior Vice-President	Mr. Stephens is a Senior Vice-President and a Director.

William R. Walker	Director	Mr. Walker is a Director of Stephens Group.

Directors and Executive Officers of Stephens Acquisition LLC.

The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years, of each director and executive officer of Stephens Acquisition LLC, are set forth below. References herein to ‘Stephens’ mean Stephens Acquisition LLC. Unless otherwise indicated below, the business address of each director and officer is c/o Stephens Group, Inc., 111 Center Street, Little Rock, Arkansas 72201. Where no date is shown, the individual has occupied the position indicated for the past five years. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with Stephens. All directors and officers listed below are citizens of the United States.

Name & Country of Citizenship	Title	Current Principal Occupation or Employment/ Material Positions Held During the Past Five Years

Jackson Farrow Jr.	Manager	Mr. Farrow is a Vice President of Stephens Group, Inc.

Douglas H. Martin	Manager	Mr. Martin is a Senior Vice President of Stephens Group, Inc.

A. Robert Towbin	Manager
Mr. Towbin is a Managing Director of Stephens Group, Inc. and has held this position since October 2002. His principal business address is 65 East 55th Street, New York, NY 10022. From September 1995 through October 2002, he was a Managing Director and Co-Chairman of C.E. Unterberg, 350 Madison Avenue New York, NY 10017. He has served on the Boards of the Gerber Scientific, Inc. (a supplier of intelligent manufacturing systems), Globalstar Telecommunications Ltd. (wireless satellite and telecommunications services business), Globecomm Systems, Inc. (end-to-end, value-added, satellite-based communications infrastructure and services), and K&F Industries Inc. (a maker of aircraft braking systems and fuel tanks), since 1992, 1994, 1997 and 1993, respectively.

Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each Stockholder of the InterTrust or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

The Depositary for the Offer is:

Mellon Investor Services LLC

By Mail: Mellon Investor Services LLC Post Office Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	By Hand: Mellon Investor Services LLC 120 Broadway, 13th Floor New York, NY 10271 Attn: Reorganization Department	By Overnight Courier: Mellon Investor Services LLC 85 Challenger Road—Mail Drop-Reorg Ridgefield Park, NJ 07660 Attn: Reorganization Department

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other tender offer material may be directed to the Information Agent at its address and telephone numbers set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

17 State Street, 10th Floor
New York, NY 10004

Banks and Brokers Call Collect: (212) 440-9800
All Others Call Toll-Free: (866) 870-4324